SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

PALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

PALL

Pall Corporation

Proxy Statement: 2013 Annual Meeting of Shareholders

*Better Lives. Better Planet.*SM

October 30, 2013

To Our Shareholders:

During the past year, Pall took a major leap forward in the multi-year journey to transform our structure and operating model. Focusing on our people, processes and technology, we both solidified and fortified our foundation. Structural cost actions helped reduce cost-to-serve. On the strength of our consumables business model and global footprint, we were able to deliver solid results and shareholder return even in a challenging global economy.

From an operational standpoint, we have significantly improved our performance and have seen dramatic results in on-time delivery. We also created several new Centers of Excellence focused on research and development and formed dedicated business hubs to make it even easier for customers to do business with us. To better position the Company for sustained success, we continue to invest in innovation and our world-class product development engine.

You can read more about our year-end results in the accompanying Summary Annual Report and Form 10-K.

The 2013 Annual Meeting of Shareholders will be held on December 11, 2013 at 1:00 p.m. at The Benjamin Hotel, 125 E. 50th Street, New York, New York.

Details regarding admission to the meeting and information concerning the matters to be acted upon at the meeting are on page 2. In addition, our meeting will include an opportunity for questions of general interest to shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting in accordance with your wishes. Please either vote your shares through the internet, by telephone or by completing, signing and returning your proxy in the provided envelope as soon as possible.

The Board of Directors, management and our employees thank you for your continued support and interest in Pall Corporation.

Very truly yours,

Lawrence D. Kingsley
Chairman and Chief Executive Officer

Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	1:00 p.m., Eastern Standard Time, on Wednesday, December 11, 2013.

Place:	The Benjamin Hotel 125 E. 50th Street New York, New York 10022

Purpose:	(1) To elect 11 directors named in this proxy statement for a term expiring at the 2014 Annual Meeting of Shareholders;

(2) To ratify the appointment of KPMG LLP (“KPMG”) as Pall’s independent registered public accounting firm for fiscal year 2014;

(3) To approve, on an advisory basis, the compensation of Pall’s named executive officers (“NEOs”); and

(4) To transact any other business properly brought before the meeting.

Record Date:	You can vote if you were a shareholder of record at the close of business on October 14, 2013.

Voting by Proxy:	Your vote is very important. Please vote your proxy promptly so your shares can be represented at the meeting. You can vote your shares by internet, by telephone or by completing and returning your proxy card or voting instruction form. Please see “Proxy Statement – Questions and Answers About the Annual Meeting and Voting” for details.

Admission:	An admission ticket or proof of ownership of Pall stock, as well as a valid government-issued form of photo identification, must be presented in order to be admitted to the annual meeting. Please see “Proxy Statement – Questions and Answers about the Annual Meeting and Voting.”

Roya Behnia Senior Vice President, General Counsel and Corporate Secretary October 30, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 11, 2013
Copies of the proxy statement for the 2013 Annual Meeting and the 2013 Summary Annual Report
and the Form 10-K for the fiscal year ended July 31, 2013, are also available on the Company’s website at www.pall.com/annualreport

Executive Compensation	33
Compensation Discussion and Analysis	33
Executive Summary	33
Say-on-Pay Vote	33
Pay for Performance Philosophy and Principles	34
Compensation Principles	34
Compensation Practices and Risk Management	35
Peer Group Review	36
Role of Compensation Consultant	37
Independence Assessment of Compensation Consultant	37
Compensation Framework	37
Elements of Executive Compensation	38
Pay Mix Aligned to Company Performance	39
Long-Term and Short-Term Incentives	40
Executive Incentive Bonus Plan	40
2012 Stock Plan	40
Restricted Stock Units	40
Stock Options	41
Performance Restricted Stock Units	41
Retirement Benefit Plans and Deferred Compensation	41
Perquisites	41
Welfare Benefits	41
Taxes	41
Common Stock Ownership Guidelines	42
NEO Compensation Actions in Fiscal Year 2013	42
Fiscal Year 2013 Annual Base Salaries	42
Fiscal Year 2013 Annual Short-Term Incentive Awards	42
Fiscal Year 2013 Annual Long-Term Incentive Awards	43
Fiscal Year 2013 Special Performance Restricted Stock Units Award	43
Employment Offer Made to Akhil Johri	44
Lisa McDermott Terms of Separation	45
Individual NEO Performance Against Fiscal Year 2013 Objectives	45
Fiscal Year 2013 PICP Targets and Actual Results	47
Recent Committee Actions	49
Post Fiscal Year 2013 Actions	49
Compensation Committee Report	50
Compensation Committee Interlocks and Insider Participation	50

Compensation Tables	51
Summary Compensation Table	51
Grants of Plan-Based Awards for Fiscal Year 2013	53
Outstanding Equity Awards at End of Fiscal Year 2013	55
Stock Option Exercises and Stock Vested for Fiscal Year 2013	56
Pension Benefits for Fiscal Year 2013	57
Non-Qualified Deferred Compensation for Fiscal Year 2013	58
Cash Balance Pension Plan	59
Supplementary Pension Plan	60
Executive Defined Contribution Retirement Plan	61
Versorgungsordnung 2005	61
Potential Payments Upon Termination or Change in Control	62
Equity Compensation Plans	67

Shareholder Proposals for 2014 Annual Meeting of Shareholders	68
Requirements for Shareholder Proposals to be Considered for Inclusion in the
Company’s Proxy Materials	68
Requirements for Shareholder Proposals to be Brought Before the Annual Meeting	68

Appendix A – Reconciliation of Non-GAAP Financial Measures	A-1

Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pall Corporation, a New York corporation, of proxies to be voted at Pall’s 2013 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The meeting will be held on Wednesday, December 11, 2013 at 1:00 p.m., Eastern Standard Time, at The Benjamin Hotel, 125 E. 50th Street, New York, New York 10022.

The proxy materials will be available on the internet or mailed to shareholders starting on October 30, 2013.

Do I need a ticket to attend the annual meeting?

Yes, to enter the annual meeting you will need an admission ticket or proof of ownership of Pall stock, as well as valid government-issued photo identification. If your shares are registered in your name and you received a “Notice of Internet Availability of Proxy Materials” (the “Notice”), it will serve as proof of share ownership allowing you admission into the meeting. For those shareholders of record who received a printed copy of the proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it with you to the meeting. If your shares are registered in your name and you received proxy materials electronically via the internet, you will need to print an admission ticket after you vote by following the instructions on your screen.

If your shares are held beneficially in the name of a bank, broker or other nominee, you must present proof of your ownership of Pall common stock, such as your most recent bank or brokerage account statement, to be admitted to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Who is entitled to vote at the annual meeting?

Holders of Pall’s common stock at the close of business on October 14, 2013 are entitled to receive the Notice of Annual Meeting and to vote their shares at the meeting. As of that date, there were 110,770,289 shares of the Company’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with Pall’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. The Notice or the printed proxy materials have been provided directly to you by Pall.

If your shares are held in a stock brokerage account or by a bank, broker or other nominee, you are considered the “beneficial owner” with respect to those shares because such shares are not held directly in your name. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form or by following their instructions for voting by telephone or on the internet.

How do I vote?

Shareholders of record may vote using any of the following methods:

  By telephone or on the internet

Telephone and internet voting instructions are provided in the Notice, or if you requested or received printed proxy materials, on the proxy card.

  By mail

If you received printed proxy materials, you may vote by completing, signing and dating the proxy card and returning it in the postage-paid return envelope.

The shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver your proxy card but mark no instructions on it, the shares represented by your proxy will be voted by the persons named in the proxy card as recommended by the Board of Directors.

  In person at the annual meeting

Shareholders who attend the annual meeting may vote in person at the meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person.

If your shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and internet voting will depend on the nominee’s voting processes. Beneficial owners may also vote in person at the meeting. To vote in person, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspectors of election with your ballot.

Can I change my vote?

Yes. Shareholders have the right to change or revoke their proxies at any time before a vote is taken at the meeting by:

  notifying the Corporate Secretary of the Company in writing at the Company’s corporate headquarters (25 Harbor Park Drive, Port Washington, New York 11050);

  voting by telephone or on the internet on a later date or by executing a new proxy card bearing a later date; or

  attending the meeting and voting in person.

If you are a beneficial owner, you may submit new voting instructions by contacting your bank, broker or other nominee.

Why did I receive a notice in the mail regarding the internet availability of proxy materials this year instead of a full set of printed proxy materials?

This year we have elected to provide certain shareholders access to our proxy materials over the internet as an alternative to the traditional delivery of printed proxy materials. This “notice and access” delivery method conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing you with a convenient method of accessing the materials and voting. The Notice will instruct you as to how you may access and review all of the proxy materials on the internet, as well as how you may submit your proxy on the internet. If you received a Notice and would like to receive a printed copy of the proxy materials, please follow the instructions printed on the Notice to request that a printed copy be mailed to you.

Shareholders who did not receive a Notice should have received a printed copy of the proxy materials, unless you have previously elected to receive proxy materials by email.

What is “householding” and how does it affect me?

Under this practice, Pall will deliver only one copy of the Notice, and for those shareholders that received a printed copy of the proxy materials, one copy of our 2013 Annual Report and this Notice of Annual Meeting and Proxy Statement, to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Householding reduces duplicate mailings, saves paper and reduces printing costs. If any shareholder of record residing at a shared address wishes to receive an individual Notice or printed proxy materials or if you are receiving multiple copies of Pall’s Notice or printed proxy materials and would like to enroll in this service, please contact Computershare by calling 1-800-456-1169, or inform them in writing at Computershare Investor Services, P.O. Box 43078, Providence, Rhode Island 02940-3078. We undertake to deliver promptly upon written or oral request a separate Notice or printed copy of the proxy materials to a shareholder at a shared address to which a single Notice or printed copy of the materials was delivered.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How can I access the proxy materials on the internet?

The Notice, proxy card and voting instruction form will contain instructions on how to view Pall’s proxy materials for the meeting on the internet. Our proxy materials are also available on Pall’s website at www.pall.com/annualreport.

Shareholders can help us reduce printing and mailing costs by opting to receive future proxy materials electronically by visiting the Computershare website. Shareholders of record may enroll in the electronic proxy delivery service at any time at www.computershare-na.com/green. Beneficial owners should contact their broker, bank or nominee regarding the availability of this service.

What is a broker non-vote?

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of beneficial owners who have not furnished voting instructions. These are called “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from the beneficial owner. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items results in “broker non-votes.”

What is a quorum for the annual meeting?

A quorum is required in order to hold a valid meeting. The holders of a majority of the shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy received via mail, telephone or the internet, will constitute a quorum at the meeting.

Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Broker	Effect of Abstentions
Discretionary
Voting Allowed
Election of directors	Majority of votes cast	No	No effect
Ratification of KPMG	Majority of shares	Yes	Count as a vote “against”
	present and entitled		proposal
to vote
Approval, on an advisory	Majority of shares	No	Count as a vote “against”
basis, of the compensation	present and entitled		proposal
of the named executive	to vote
officers

Pursuant to Pall’s by-laws, in any uncontested election of directors, a nominee will be elected by the affirmative vote of the majority of votes cast with respect to such nominee by shareholders represented and entitled to vote at the meeting. A “majority of votes cast” means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” such nominee.

How will my shares be voted at the annual meeting?

At the meeting, the persons indicated on your proxy card or voting instruction form will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like your shares voted, your shares will be voted as the Board of Directors recommends, which is:

  FOR the election of each of the director nominees named in this proxy statement,

  FOR the ratification of the appointment of KPMG as Pall’s independent registered public accounting firm for the 2014 fiscal year, and

  FOR the approval, on an advisory basis, of the compensation of Pall’s named executive officers.

Could other matters be decided at the annual meeting?

The Board of Directors is not aware of any other matters to be presented for action at the meeting, but if other matters are properly brought before the meeting, shares represented by properly completed proxies will be voted in accordance with the judgment of the persons named as proxies.

Who will count the votes?

Representatives of Pall’s transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results?

We will disclose the final results of the voting in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days of the annual meeting.

Who will pay for the cost of this proxy solicitation?

Pall will pay the cost of soliciting proxies on behalf of the Board of Directors. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by the firm of Morrow & Co., LLC (“Morrow”), which has been retained for this purpose by the Company. Morrow will be paid a fee for its services not to exceed $8,000, plus reasonable out-of-pocket expenses estimated at $4,000.

GOVERNANCE OF THE COMPANY

Corporate Governance Policy

The Board has adopted a policy that provides the framework for the governance of the Company and contains general principles regarding the function of the Board and the Board committees. The Board reviews the policy and other aspects of Pall’s governance on an annual basis. The corporate governance policy is available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure in order to provide independent oversight of management and a highly engaged and functioning board. Pall’s corporate governance policy grants the Board the flexibility to select the appropriate leadership structure of the Company. In determining such structure, the Board considers many factors in how to fulfill its duties, including the specific needs of the business and the best interests of Pall’s shareholders at any given time.

Lawrence Kingsley has served as our Chief Executive Officer since October 2011. During this period, independent director Ronald Hoffman has served as Chairman of the Board. In October 2013, the Board elected Mr. Kingsley as Chairman. In making this change the Board noted that prior to March 2011, the positions of Chairman and Chief Executive Officer at the Company had been held by a single individual. The Board further noted that Mr. Kingsley had now served as Chief Executive Officer for two years, had a thorough knowledge and understanding of the Company and had demonstrated superb leadership during his two years as Chief Executive Officer. At this time, the Board determined that combining the offices allows the Company to present its strategy to shareholders, employees and customers through a single voice and provides for even more focus on and accountability for the Company’s performance.

At the same time that it elected Mr. Kingsley as Chairman, the independent directors of the Board elected Mr. Hoffman as Lead Director. In his role as Lead Director, Mr. Hoffman’s duties will include calling and presiding at all meetings of the non-management directors, presiding at all meetings of the Board at which the Chairman is not present, and collaborating with the Chairman with regard to all information sent to the Board, as well as all Board meeting agendas and schedules. The Board believes that the creation of a strong Lead Director role will help to maintain effective Board oversight over management, notwithstanding that the offices of Chairman and Chief Executive Officer are now held by the same individual. This oversight is further enhanced by the requirement that the non-management directors meet regularly in executive sessions and the full independence of each of the Board’s key committees.

Meetings of the Board of Directors

Directors are expected to participate in all meetings of the Board and each committee on which they serve. In fiscal year 2013, the Board held five meetings. No incumbent director attended less than 90% of the total number of meetings of the Board and relevant committees on which such director served while the director was a member of the Board and such committees. The Company’s corporate governance policy requires all directors to attend Pall’s annual meetings of shareholders and all of Pall’s directors then in office attended the December 2012 Annual Meeting of Shareholders.

Pall’s non-management directors meet at regularly scheduled executive sessions at meetings of the Board and each committee without any employee directors or members of management present. During fiscal year 2013, the non-management directors met in executive session five times at meetings of the Board. As all of Pall’s non-management directors are also independent, separate independent director meetings were not held in fiscal year 2013. Mr. Hoffman, who served as Chairman of the Board during fiscal year 2013, served as the Chair for all of the non-management director meetings held in fiscal year 2013.

Each non-employee director has full access to the Company’s management.

Communication with the Board

Shareholders or other interested parties who wish to communicate with the Board as a group, the non-management directors as a group, or any individual director, including the Chairman of the Board or the Lead Director, may mail correspondence to the Corporate Secretary at Pall Corporation, 25 Harbor Park Drive, Port Washington, New York 11050. The Corporate Secretary will forward all communications unless the Corporate Secretary determines that a communication is a business solicitation, an advertisement or requests general information about Pall. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication.

Director Independence

Pall’s corporate governance policy provides for director independence standards consistent with those of the NYSE. These standards require the Board to affirmatively determine that each independent director has no material relationship with the Company other than as a director or shareholder. The Board has adopted director independence standards for its evaluation of the materiality of director relationships with the Company. The Board considers relationships involving directors and their immediate family members that may implicate any of these standards or the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by the directors and inquiries of other relevant parties.

The relationships reviewed by the Board as part of its independence determinations consisted principally of donations Pall made to not-for-profit organizations, including educational and health organizations (such as hospitals and laboratories) with which Board members were affiliated by service as employees, directors or trustees (Mr. Travaglianti). The Board also reviewed commercial relationships between the Company and directors or their immediate family members and organizations with which directors or their immediate family members were affiliated by service as outside directors (Ms. Grisé and Ms. Plourde), executive officers (Dr. Alving and Mr. Owens), or trustees (Mr. Travaglianti). The relationships with these organizations involved the Company’s sale or purchase of products or services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant directors’ independence under Pall’s director independence standards or under applicable law and listing standards.

The Board has determined that the following current directors have no material relationship with the Company, and therefore, are independent: Amy E. Alving, Robert B. Coutts, Mark E. Goldstein, Cheryl W. Grisé, Ronald L. Hoffman, Dennis N. Longstreet, B. Craig Owens, Katharine L. Plourde, Edward Travaglianti and Bret W. Wise.

All members of the audit committee, the compensation committee and the nominating/governance committee are independent directors under the NYSE listing standards and Pall’s director independence standards. Pall’s director independence standards are available in the corporate governance policy on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Codes of Conduct

The Company has adopted codes of conduct that apply to every employee and to the directors. These codes are designed to ensure that Pall’s business is conducted in a consistently legal and ethical manner. The codes consist of employee codes of conduct, a financial code of ethics and a directors’ code of business conduct and ethics. The Company will disclose any amendments to, or waivers from, the codes applicable to Pall’s executive officers and directors on its website at www.pall.com/policies in accordance with applicable law and NYSE rules.

Board Oversight of Risk

The Board’s role in risk oversight is consistent with Pall’s leadership structure, with management having the day-to-day responsibility for assessing and managing risk and the Board and its committees providing oversight with particular focus on the most significant risks facing the Company. The Board fulfills its responsibilities through periodic reviews of the Company’s strategies and business plans, its oversight of the Company’s Enterprise Risk Management Program (the “ERM Program”) and review of specific risks as needed. The ERM Program enables Pall to develop and implement a systematic process of identifying and managing risks it faces. The ERM Program is intended as a tool to minimize exposure to loss and ensure that risk is within acceptable limits. A steering committee, chaired by the Chief Executive Officer and comprised of the executive management team and the Vice President of Global Internal Audit and SOX Compliance, oversees the program.

The Board also has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s area of responsibility. For example, the audit committee oversees Pall’s risk policies and processes related to the Company’s financial statements, the financial reporting process, accounting, internal controls, information technology as it relates to financial reporting, business continuity risk and legal and compliance matters. The compensation committee reviews and discusses with management the risks associated with Pall’s compensation structure and benefit plan administration to ensure that such structure and administration is aligned with Pall’s risk profile.

Identifying and Evaluating Nominees for Directors

The nominating/governance committee is responsible for recruiting and recommending director candidates to the Board. The committee considers candidates suggested by other directors, executive management and shareholders and may, at the Company’s expense, retain the assistance of search firms and other advisors.

In its assessment of each potential candidate, the nominating/governance committee will review (a) such person’s judgment, experience, independence and understanding of the Company’s business, (b) the range of talent and experience already represented on the Board, and (c) such other factors that the nominating/governance committee determines are pertinent in light of the current needs of the Company. The committee will also take into account the ability of such person to devote the time and effort necessary to fulfill his or her responsibility as a director of Pall. Candidates with appropriate qualifications are interviewed, typically by the Chief Executive Officer, the Chairman of the Board (or where the Chief Executive Officer is also the Chairman of the Board, the Lead Director), the members of the nominating/governance committee and other available directors.

Although Pall does not have a formal diversity policy applicable to the Board, in accordance with the criteria for director selection (set out in Appendix B of the corporate governance policy), diversity of race, ethnicity, gender, professional experience, education and skill among the directors are factors in identifying and evaluating nominees for Board membership.

Shareholders who wish to recommend a director nominee should follow the procedures described in Appendix A of the corporate governance policy. Both documents are available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Board and Committee Information

The Board has an audit committee, a compensation committee, an executive committee, and a nominating/governance committee. The Board has adopted a written charter for each of these committees available on the Company’s website, www.pall.com, by clicking on “Investor Relations” and then “Corporate Governance.”

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under Pall’s corporate governance policy, each committee may retain consultants to assist in carrying out its responsibilities.

THE AUDIT COMMITTEE

The audit committee assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal controls over financial reporting, the adequacy of information technology and systems as they relate to financial reporting, the performance of the internal audit function and the annual independent audit of the financial statements. The committee also oversees the Company’s compliance and ethics program. In addition, the audit committee is directly responsible for the selection, retention, termination and oversight of the Company’s independent registered public accounting firm.

Each member of the audit committee meets the independence requirements of the NYSE, the SEC and the Company’s corporate governance policy. The Board has determined that each member of the audit committee is an “audit committee financial expert” as defined by the rules of the SEC.

THE COMPENSATION COMMITTEE

The compensation committee determines and oversees the execution of the Company’s executive compensation program. The committee has the responsibility to review and approve the goals and objectives of executive officers as well as the elements of their compensation. The compensation committee evaluates and approves compensation plans, policies and programs for executive officers in which they participate, including any employment contracts, bonus plans and equity plans.

In addition, the compensation committee has sole authority to retain and terminate executive compensation consultants. The compensation committee has engaged Towers Watson, on an annual basis, as its independent compensation consultant. Please see “Compensation Discussion and Analysis – Role of Compensation Consultant” for more information.

The compensation committee also has the responsibility to review and make recommendations to the Board with respect to the compensation of the Board and its committees.

Each member of the compensation committee meets the independence requirements of the NYSE, the SEC and the Company’s corporate governance policy.

THE EXECUTIVE COMMITTEE

The executive committee has the authority to act on most Board matters during the intervals between meetings of the full Board, except those matters that by law may not be delegated. The executive committee meets as necessary and all actions by the committee are reported at the next Board meeting.

THE NOMINATING/GOVERNANCE COMMITTEE

The nominating/governance committee develops policy on the size and composition of the Board, criteria for director nomination and procedures for the nomination process. The committee identifies and recommends candidates for election to the Board. The committee also reviews and makes recommendations to the Board and/or management with respect to corporate governance issues and management succession plans.

Each member of the nominating/governance committee meets the independence requirements of the NYSE and the Company’s corporate governance policy.

The table below provides information regarding membership of each Board committee and meetings held during fiscal year 2013.

Director*	Audit	Compensation	Executive	Nominating/
Governance
Amy E. Alving				✓
Daniel J. Carroll, Jr. (1)	✓	✓
Robert B. Coutts (2)		✓		✓
Mark E. Goldstein (3)		✓
Cheryl W. Grisé (4)	✓	Chair
Ronald L. Hoffman		✓	Chair
Lawrence D. Kingsley			✓
Dennis N. Longstreet			✓	✓
B. Craig Owens	Chair
Katharine L. Plourde	✓			Chair
Edward L. Snyder (5)				✓
Edward Travaglianti	✓		✓
Bret W. Wise (6)	✓		✓
Number of meetings	8	8	2	4

*	All directors were determined to be independent, except Mr. Kingsley.

(1)	Served on the audit and compensation committees until his retirement on December 12, 2012.

(2)	Appointed to the nominating/governance committee effective January 17, 2013.

(3)	Appointed to the compensation committee effective December 12, 2012.

(4)	Served on the audit committee until January 16, 2013.

(5)	Served on the nominating/governance committee until his retirement on December 12, 2012.

(6)	Appointed to the audit committee effective December 12, 2012 and the executive committee effective January 17, 2013.

Compensation of Directors

The Company’s non-employee directors receive both cash compensation and equity compensation. Each of these components is described below. As Mr. Kingsley also serves as Chief Executive Officer of the Company, he did not receive any compensation for his service as a director during fiscal year 2013.

NON-EMPLOYEE DIRECTORS’ COMPENSATION

Compensation for the Company’s non-employee directors during fiscal year 2013 consisted of the following:

  an annual cash retainer of $55,000.

  an annual equity grant (the “Annual Grant”) of stock units equal to $130,000 under the Pall Corporation 2012 Stock Compensation Plan (the “2012 Stock Plan”) to each director and an initial equity grant (the “Initial Grant”) of stock units equal to $100,000 to each individual elected as a director at an annual meeting for the first time. The value of the award units is based on the average high and low price of Pall’s common stock over a five-day period, up to and including the grant date. The units convert into Pall common stock on a one-for-one basis. With respect to the Annual Grant, directors may receive shares of Pall’s common stock at the time the grant is made or defer the distribution until (i) a date selected by the director, (ii) termination of his or her directorship, or (iii) the earlier of the date selected by the director or termination of his or her directorship. The directors are able to designate whether they would like to receive their deferred units in a single lump sum or in up to five annual installments. With respect to the Initial Grant, the units are payable when the director leaves the Board, except upon removal for cause.

In addition, non-employee directors received the following cash retainers in fiscal year 2013:

  Audit Committee: Chair - $25,000; Member - $14,000

  Compensation Committee: Chair - $15,000; Member - $7,500

  Executive Committee: Chair - $15,000; Member - $7,500

  Nominating/Governance Committee: Chair - $15,000; Member - $7,500

  Chairman of the Board: $55,000

The cash retainers are prorated in the case of directors serving partial periods on the Board or a committee.

In October 2013, Lawrence Kingsley, the Company’s Chief Executive Officer, was elected as Chairman of the Board and Ronald L. Hoffman, who previously served as Chairman of the Board, was elected as Lead Director by the independent directors. As Lead Director, it is expected that Mr. Hoffman will receive a cash retainer of $25,000. Mr. Kingsley will not receive compensation for his service as Chairman of the Board.

DIRECTORS’ FEE DEFERRALS

Non-employee directors may defer 100% of their cash fees under the 2012 Stock Plan until they cease to be members of the Board for any reason. Deferred fees are credited to the directors as units, with each unit representing one share of Pall’s common stock. On the day that cash fees are paid to the directors, a director participating in the deferral program is credited with a number of units equal to the amount of cash fees payable to such director on that date, divided by the closing price of one share of Pall’s common stock. Dividends are credited as additional units. Upon leaving the Board, a participating director receives shares of common stock equal to the number of whole units credited to such director’s account in either a lump sum or in five equal annual installments, as elected by the director prior to his or her deferral. Any fractional unit is paid in cash. During fiscal year 2013, Messrs. Coutts, Goldstein and Wise participated in the deferral program.

2013 DIRECTOR COMPENSATION TABLE

The following table shows the compensation of non-employee directors for fiscal year 2013.

Name	Fees Earned or		Stock	All Other	Total
	Paid in Cash		Awards (1)(2)	Compensation (5)
	($)		($)	($)	($)
Amy E. Alving	62,500		131,907	—	194,407
Daniel J. Carroll (3)	38,250		—	—	38,250
Robert B. Coutts	66,875	(4)	131,907	3,000	201,782
Mark E. Goldstein	41,667	(4)	232,193	—	273,860
Cheryl W. Grisé	84,500		131,907	3,000	219,407
Ronald L. Hoffman	117,500		131,907	—	249,407
Dennis N. Longstreet	70,000		131,907	3,000	204,907
B. Craig Owens	83,583		131,907	—	215,490
Katharine L. Plourde	91,500		131,907	—	223,407
Edward L. Snyder (3)	31,250		—	—	31,250
Edward Travaglianti	89,000		131,907	3,000	223,907
Bret W. Wise	50,375	(4)	232,193	—	282,568

(1)	Reflects the grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), of stock units granted in fiscal year 2013 by the Company under its 2012 Stock Plan. For additional information regarding the assumptions made in calculating these amounts, see Note 15, Common Stock, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal year 2013.

(2)	The number of stock units held by each non-employee director at the end of fiscal year 2013 is as follows: Dr. Alving—5,691; Mr. Coutts-11,212; Mr. Goldstein—3,716; Ms. Grisé—17,744; Mr. Hoffman—13,757; Mr. Longstreet—19,703; Mr. Owens—3,978; Ms. Plourde—21,695; Mr. Travaglianti—19,627 and Mr. Wise—3,716.

(3)	Mr. Carroll and Dr. Snyder retired from the Board effective December 12, 2012 and their compensation reflects proration based on the partial period they served.

(4)	The cash fees earned by Mr. Coutts, from August 1, 2012 through December 31, 2012, and by Mr. Goldstein and Mr. Wise, from January 1, 2013 through July 31, 2013, were used to purchase units under the 2012 Stock Plan. As of the end of fiscal year 2013, Mr. Coutts held 2,353 units, Mr. Goldstein held 539 units and Mr. Wise held 660 units that were purchased by these directors.

(5)	The amounts reported in this column reflect Company contributions made under the Company’s charitable matching gift program. Under the program, which is available to Pall employees and directors, the Company will match any contributions to eligible organizations up to a maximum of $3,000 per participant per year and a Company maximum of $1,000,000 per year.

Director Stock Ownership Guidelines

To encourage ownership of Pall’s common stock and to further align the directors’ interests with those of Pall’s shareholders, the Board established director stock ownership guidelines. The guidelines require each non-employee director to own Pall common stock equivalent in value to five times such director’s annual cash retainer (“ownership level”) within five years from the time a director is first appointed or elected to the Board. Adherence to the guidelines is measured on the first trading day of the Company’s fiscal year based on the director’s annual cash retainer in effect, and the closing price of Pall’s common stock on that day. Once a non-employee director reaches the ownership level, he or she will not be considered to fall out of compliance solely due to subsequent stock price declines. Shares owned (or beneficially owned) and unvested restricted stock units (“RSUs”) are counted towards reaching the ownership level. In addition, the Board recommends that each director purchase 1,000 shares of Company common stock by the second anniversary of the director’s first election date to the Board.

As of October 1, 2013, each non-employee director has met his or her ownership level or is in a grace period due to the date on which he or she was appointed or elected to the Board.

Securities Ownership

The table below sets forth information with respect to the beneficial ownership of common stock and units, by (a) each current director and director nominee, (b) each executive officer included in the Summary Compensation Table below, and (c) all current directors, director nominees and executive officers as a group, all as of October 4, 2013. In each case, (a) except as otherwise indicated in the notes to the table, the shares are owned directly by the named individual, with sole voting and dispositive power and (b) the RSUs are owned directly by the named individual, but cannot be voted or disposed of by them.

Name of Beneficial Owner	Common Shares
	Number of	Percent of	Units (3)
	Shares (1)	Class (2)
Amy E. Alving	5,052	—	5,710
Yves Baratelli	47,886	—	17,172
Ruby Chandy	3,417	—	14,812
Robert B. Coutts	2,500	—	11,570	(4)
Mark E. Goldstein	0	—	2,415	(4)
Cheryl W. Grisé	1,000	—	15,732
Ronald L. Hoffman	6,052	—	13,805
Akhil Johri	0	—	34,168
Lawrence D. Kingsley	322,931	—	228,296
Dennis N. Longstreet	5,800	—	17,698
Lisa McDermott (5)	76,541	—	29,196
B. Craig Owens	4,987	—	3,991
Wolfgang Platz	22,775	—	13,811
Katharine L. Plourde	4,000	—	19,697
Edward Travaglianti	12,672	—	19,697
Bret W. Wise	1,000	—	2,585	(4)
All directors, director nominees and executive
officers of the Company as a group	487,331	0.44%	563,104
(24 people)

(1)	Includes shares covered by stock options currently exercisable or becoming exercisable within 60 days of October 4, 2013 as follows: Dr. Alving—1,500 shares; Mr. Baratelli—18,630 shares; Ms. Chandy—3,417 shares; Mr. Coutts—1,500 shares; Mr. Hoffman—3,000 shares; Mr. Kingsley—271,684 shares; Mr. Longstreet—3,000 shares; Ms. McDermott—24,409 shares; Mr. Platz—12,525 shares; Ms. Plourde—3,000 shares; Mr. Travaglianti—3,000 shares; and the current directors, director nominees and executive officers of the Company as a group (24 people)—340,224 shares. The following individuals do not have any stock options currently exercisable or becoming exercisable within 60 days of October 4, 2013: Mr. Goldstein, Ms. Grisé, Mr. Johri, Mr. Owens and Mr. Wise.

(2)	Percentages are shown only for shareholders owning at least 1% of the class.

(3)	With respect to the executive officers, each restricted unit or RSU is converted, when it vests, into one share of common stock unless the holder elects to defer conversion, as permitted by the Management Stock Purchase Plan (“MSPP”), 2005 Stock Compensation Plan (the “2005 Stock Plan”) and the 2012 Stock Plan. With respect to each non-employee director, each unit is converted into one share of common stock upon the director’s termination of Board membership for any reason other than removal for cause or at such time selected by the director.

(4)	Includes 2,393 units and related dividends with respect to Mr. Coutts, 761 units and related dividends with respect to Mr. Goldstein and 931 units and related dividends with respect to Mr. Wise under the director fee deferral program. Each unit is converted into one share of common stock upon the director leaving the Board.

(5)	Ms. McDermott served as Chief Financial Officer and Treasurer of the Company for part of fiscal year 2013.

Beneficial Ownership

The table below sets forth information with respect to each shareholder who, to Pall’s knowledge, is the beneficial owner of more than 5% of Pall’s outstanding shares of common stock as of October 4, 2013.

Name of Beneficial Owner	Common Shares
	Number of Shares		Percent of Class (1)
T. Rowe Price Associates, Inc.	7,183,345	(2)	6.5%
100 E. Pratt Street
Baltimore, Maryland 21202
The Vanguard Group	6,817,865	(3)	6.2%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
ClearBridge Investments, LLC	6,705,999	(4)	6.1%
620 8th Avenue
New York, New York 10018
Waddell & Reed Financial, Inc.	5,659,609	(5)	5.1%
6300 Lamar Avenue
Overland Park, Kansas 66202

(1)	Percentage of class is based on the 110,752,597 shares outstanding on October 4, 2013.

(2)	In an amended Schedule 13G filed with the SEC on February 7, 2013, T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported beneficial ownership of 7,183,345 shares. T. Rowe Price reported sole power to vote or direct the voting of 1,844,713 shares and sole power to dispose or to direct the disposition of 7,183,345 shares.

(3)	In an amended Schedule 13G filed with the SEC on February 11, 2013, The Vanguard Group (“Vanguard”) reported beneficial ownership of 6,817,865 shares. Vanguard reported sole power to vote or direct the voting of 201,775 shares, sole power to dispose or to direct the disposition of 6,627,490 shares and shared power to dispose or to direct the disposition of 190,375 shares.

(4)	In an amended Schedule 13G filed with the SEC on February 14, 2013, ClearBridge Investments, LLC (“ClearBridge”) reported beneficial ownership of 6,705,999 shares. ClearBridge reported sole power to vote or direct the voting of 6,666,906 shares and sole power to dispose or to direct the disposition of 6,705,999 shares.

(5)	Information is based on a Schedule 13G filed jointly on February 7, 2013 with the SEC by Waddell & Reed Financial, Inc., Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc., Waddell & Reed Investment Management Company and Ivy Investment Management Company. Each of Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company is deemed to have sole voting power and sole power to dispose of 3,962,473 shares. Waddell & Reed Financial, Inc. Company is deemed to have sole voting power and sole power to dispose of 5,659,609 shares. Ivy Investment Management Company reported sole voting power and sole power to dispose of 1,697,136 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and persons who own more than 10% of Pall’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to: (a) file reports of their ownership and changes in ownership of Pall’s equity securities with the SEC and the NYSE, and (b) furnish the Company with copies of the reports. Personnel of the Company generally prepare these reports for directors and executive officers on the basis of information obtained from each director and executive officer. Based on such information, we believe all reports that were required by Section 16(a) to be filed during fiscal year 2013 were timely filed except that administrative errors led to the late filing of: (a) one Form 4 reporting the annual equity grant for each of our executive officers; and (b) one Form 4 reporting restricted units awards for Kenneth Camarco, Michael Egholm, Eric Garnier and Alex Kim, executive officers of the Company.

Policies and Procedures for Related Person Transactions

The Board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves Pall’s Board members, director nominees, executive officers, beneficial owners of more than 5% of Pall’s common stock, the immediate family members of any of the foregoing individuals, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. The Company refers to these as “related person transactions” and to the persons or entities involved as “related persons.”

The Board has adopted a written policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of Pall’s compliance program. In addition, directors and executive officers periodically must confirm information about related person transactions, and management reviews its books and records on a regular basis and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

Under the Board’s policy, the audit committee receives information pertaining to each related person transaction that is required to be disclosed by Item 404 of Regulation S-K and evaluates each related person transaction involving $120,000 or more for purposes of recommending to the disinterested members of the Board that such transactions are fair, reasonable and within Company policies and practices and should be approved or ratified.

The Board has pre-approved certain types of potential related person transactions as not presenting material conflicts of interest. Those transactions include (a) compensation paid to directors and executive officers that were approved by the Board or the compensation committee, as applicable, (b) certain Company charitable contributions made in limited amounts to charitable or not-for-profit organizations and otherwise in accordance with Company policy on charitable contributions, and (c) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The audit committee considers the appropriateness of any related person transaction not within these pre-approved classes in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

  the benefits of the transaction to the Company,

  the terms of the transaction and whether they are at arm’s-length and in the ordinary course of the Company’s business,

  the direct or indirect nature of the related person’s interest in the transaction,

  the size and expected term of the transaction and

  other facts and circumstances that bear on the materiality of the related person transaction and any conditions to or requirements for approval under applicable law and listing standards.

Related person transactions involving directors are also subject to Board approval or ratification when so required under New York law. There were no related person transactions in fiscal year 2013 that were not fair, reasonable and within Company policies.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1: Election of Directors

Pall’s Board of Directors currently consists of 11 members, 10 of whom are non-employee directors. The nominating/governance committee recommended and the Board nominated each current director for re-election at the meeting. The director nominees are: Amy E. Alving, Robert B. Coutts, Mark E. Goldstein, Cheryl W. Grisé, Ronald L. Hoffman, Lawrence D. Kingsley, Dennis N. Longstreet, B. Craig Owens, Katharine L. Plourde, Edward Travaglianti and Bret W. Wise. The term of office of each person elected as a director will expire at the 2014 Annual Meeting of Shareholders or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.

Directors will be elected by the affirmative vote of the majority of the votes cast with respect to such nominee. A majority of votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” the nominee. Under Pall’s corporate governance policy, an incumbent nominee must tender an irrevocable resignation if the nominee does not receive a majority of the votes cast at the meeting. The nominating/governance committee will act on an expedited basis to determine whether to accept the nominee’s resignation and will submit such recommendation for prompt consideration by the Board. The nominating/governance committee and the Board may consider any factors they deem appropriate and relevant in deciding whether to accept a nominee’s resignation.

All nominees are expected to serve if elected and each of them has consented to being named in the proxy statement and to serve if elected. If a nominee is unable or unwilling to serve at the time of the election, the persons named as proxies in the form of proxy shall have the right to vote according to their judgment for a substitute nominee unless the Board chooses to reduce the number of directors on the Board.

INFORMATION REGARDING NOMINEES

As described in the section entitled “Governance of the Company – Identifying and Evaluating Nominees for Directors,” the Board has established certain criteria the Company nominees must meet in order to serve on the Board. The nominating/governance committee and the Board believe that each of the nominees below meets the established criteria. In addition, each nominee brings to the Board a unique and diverse background, particular expertise, knowledge and experience that provide the Board with the necessary and appropriate mix of skills, characteristics and attributes required for the Board to fulfill its responsibilities.

Set forth below is a brief biography of each nominee and additional information about the specific attributes, experience and skills considered by the nominating/governance committee and the Board as relevant to each nominee’s candidacy for director.

Dr. Amy E. Alving, age 51

Position, Principal Occupation, Business Experience and Directorships:

Dr. Alving was the Chief Technology Officer and a Senior Vice President at Science Applications International Corporation (“SAIC”), an engineering and technology applications company until September 2013. Prior to joining SAIC in 2005, she served as the Director of the Special Projects Office at the Defense Advanced Research Projects Agency where she was also a member of the Senior Executive Service. Earlier, Dr. Alving was a White House Fellow serving at the Department of Commerce. Dr. Alving has been a member of or advisor to the Army Science Board, the Naval Research Advisory Committee, the National Academies Studies and the Georgia Tech Advisory Board. She is currently a member of the Council on Foreign Relations and the Defense Science Board. She has been a director of the Company since April 2010 and is a member of the nominating/governance committee.

Key Attributes, Experience and Skills:

Dr. Alving brings a unique blend of business, government and academic experience in operations, strategy and policy to the Board. From her tenure at SAIC, Dr. Alving also offers the Board valuable insight into the scientific and technical aspects of Pall’s business and, based on her engineering background, provides an in-depth understanding of and valuable guidance to the Industrial segment of Pall’s business.

Robert B. Coutts, age 63

Position, Principal Occupation, Business Experience and Directorships:

Mr. Coutts was Executive Vice President of Lockheed Martin, a large and diversified industrial, defense and aerospace company from October 1998 until his retirement in April 2008. While serving in this capacity, he was elected Chairman of the Board of Sandia Corporation, a subsidiary of Lockheed Martin that manages Sandia National Laboratories for the U.S. Department of Energy’s Nuclear Security Administration. Prior to this, Mr. Coutts ran Lockheed Martin’s Electronic Systems business, was Executive Vice President of the Systems Integration business, and President and Chief Operating Officer of the former Electronics Sector. Earlier in his career, Mr. Coutts was President of Martin Marietta Aero & Naval Systems and General Manager of the GE Aerospace Operations Division in Syracuse-Utica, New York. Mr. Coutts serves on the board of Hovnanian Enterprises, Inc. and Stanley Black & Decker. He has been a director of the Company since July 2009 and is a member of the compensation committee and the nominating/governance committee.

Key Attributes, Experience and Skills:

As a former Executive Vice President of Lockheed Martin responsible for the global electronic systems business that had sales of over $11 billion and 32,000 employees, Mr. Coutts has valuable senior leadership, management and regulatory experience. He possesses broad knowledge of the technology and aerospace fields, both of which are important to the Company’s business. In addition, Mr. Coutts’ service on the board of two other public companies has allowed him to offer the Board great insight in evaluating current governance, compensation and strategic issues facing public companies.

Mark E. Goldstein, age 57

Position, Principal Occupation, Business Experience and Directorships:

Mr. Goldstein is President, Chief Operating Officer and CEO-Elect of Actuant Corporation (“Actuant”), a NYSE-listed diversified industrial company that designs and manufactures products and services for a variety of markets. Mr. Goldstein joined Actuant in 2001 as President of the Gardner Bender business and was promoted to Executive Vice President, Tools & Supplies in January 2003 before being named Executive Vice President and Chief Operating Officer in 2007. He was named President in August 2013. Prior to joining Actuant, he held various executive positions of increasing responsibility during a 22-year career with The Stanley Works, ending as President, North American Hand Tools and President, Door Systems. He is a director of Actuant, has been a director of the Company since December 2012 and is a member of the compensation committee.

Key Attributes, Experience and Skills:

As a result of his current senior executive role and his tenure at The Stanley Works, Mr. Goldstein brings senior leadership, mergers and acquisitions, strategic planning and general management experience to the Board as well as deep knowledge of industrial markets. In addition, Mr. Goldstein has significant experience in industrial manufacturing operations across multiple sectors, a business format that is similar to Pall’s.

Cheryl W. Grisé, age 61

Position, Principal Occupation, Business Experience and Directorships:

Ms. Grisé was Executive Vice President of Northeast Utilities, a public utility holding company, from December 2005 until her retirement in July 2007. Ms. Grisé also served in various senior management positions at Northeast Utilities since 1998, including President-Utility Group and Chief Executive Officer of all Northeast Utilities operating subsidiaries. Ms. Grisé was a director of Dana Corporation from December 2002 until February 1, 2008 and currently serves on the boards of MetLife, Inc., a global multi-line insurance carrier (where she is lead director), Pulte Group, Inc., a large commercial home builder, and ICF International, a technology, policy and management consulting firm. Ms. Grisé has been a director of the Company since August 2007. She is a member of the compensation committee and has served as Chair of that committee since August 2009. She previously served on the audit committee until January 2013.

Key Attributes, Experience and Skills:

Ms. Grisé brings to the Board senior leadership and extensive business, operating, finance, legal and policy experience acquired during her service as an executive at Northeast Utilities. Ms. Grisé’s service on other public company boards and committees has afforded the Board a broad view of corporate governance, financial, compensation and related matters and other current issues facing public companies.

Ronald L. Hoffman, age 65

Position, Principal Occupation, Business Experience and Directorships:

Mr. Hoffman was Chief Executive Officer and a director of Dover Corporation (“Dover”), a public company that manufactures industrial products, until his retirement in December 2008. He joined Dover in 1996 when it acquired Tulsa Winch, of which he was President and part owner. Mr. Hoffman continued to serve as President of Tulsa Winch until 2000 and as Executive Vice President of Dover Resources Inc. (“Dover Resources”) from 2000 to 2002. He became Vice President of Dover in 2002 then Chief Operating Officer from July 2003 to December 2004 during which time he continued to serve Dover Resources as President and Chief Executive Officer. He assumed the role of Chief Executive Officer in 2005. He has been a director of Pall since October 2008, Chairman of the Board from March 2011 until October 2013 and Lead Director since October 2013. Mr. Hoffman is a member of the compensation committee and the executive committee.

Key Attributes, Experience and Skills:

Mr. Hoffman’s service as President, Chief Executive Officer and Director of Dover, in addition to his other senior executive positions, provides him with significant senior leadership, operations and management experience with respect to the challenges and complex issues facing major international corporations competing in technology-driven markets.

Lawrence D. Kingsley, age 50

Position, Principal Occupation, Business Experience and Directorships:

Mr. Kingsley was elected Chief Executive Officer of the Company effective October 3, 2011 and Chairman in October 2013. Prior to his election, Mr. Kingsley served as Chairman and Chief Executive Officer of IDEX Corporation (“IDEX”), a public company specializing in the development, design and manufacture of fluid and metering technologies and health and science technologies products from March 2005 to August 2011. Mr. Kingsley remained Chairman of IDEX until the end of 2011. Before joining IDEX, Mr. Kingsley held management positions of increasing responsibility with Danaher Corporation, Kollmorgen Corporation and Weidmuller Incorporated. Mr. Kingsley served as a director of Cooper Industries plc (“Cooper Industries”), an industrial electrical components company from April 2007 until November 2012, when Cooper Industries was acquired. Mr. Kingsley served on the audit committee and the compensation committee of Cooper Industries. He currently serves as a director of Rockwell Automation, Inc., a global provider of industrial automation power, control and information solutions publicly traded on the NYSE and is a member of its audit and compensation committees. Mr. Kingsley has been a director of the Company since October 2011 and also a member of the executive committee.

Key Attributes, Experience and Skills:

As Chairman and Chief Executive Officer of public companies for eight years, Mr. Kingsley brings strong executive leadership and broad business management skills. Mr. Kingsley also brings in-depth knowledge and experience in financial reporting, corporate finance, strategic planning, corporate development and operations analysis which is valuable to the Company. Moreover, his service on another public company board gives him insight into current issues facing public companies and corporate governance practices.

Dennis N. Longstreet, age 68

Position, Principal Occupation, Business Experience and Directorships:

From 1998 until his retirement in late 2005, Mr. Longstreet was Company Group Chairman of Johnson & Johnson Medical Devices, the culmination of a 36-year career in operations and sales management roles with Johnson & Johnson, a manufacturer of health care products and provider of related services for the consumer, pharmaceutical and medical devices and diagnostic markets. He is a former Chairman of the AdvaMed Industry Association (“AdvaMed”). Mr. Longstreet also serves on the board of Avalign Technologies, Inc., a manufacturer and supplier of implants, specialty instruments and other items for medical device original equipment manufacturers. He has been a director of the Company since July 2006 and is a member of the nominating/governance committee and the executive committee.

Key Attributes, Experience and Skills:

As a result of his tenure at Johnson & Johnson, Mr. Longstreet brings to the Board extensive senior executive expertise in the healthcare industry, of major relevance to the Company’s Life Sciences business. Mr. Longstreet also brings business, senior leadership, mergers and acquisitions, and executive management experience to the Board.

B. Craig Owens, age 59

Position, Principal Occupation, Business Experience and Directorships:

Mr. Owens is the Chief Financial Officer, Chief Administrative Officer and Senior Vice President of Campbell Soup Company (“Campbell”). Prior to joining Campbell in 2008, Mr. Owens served for seven years as the Chief Financial Officer and Executive Vice President of Delhaize Group, an international food retailer headquartered in Belgium. From 1998 to 2001, Mr. Owens served in various management positions with The Coca-Cola Company and its bottlers. Mr. Owens has been a director of the Company since December 2011 and is a member of the audit committee. He has served as Chair of the audit committee since January 2013.

Key Attributes, Experience and Skills:

As a result of his current and previous roles as a senior executive officer of a large international company, Mr. Owens brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. As a senior executive, Mr. Owens has significant experience in strategic planning, business integration and operations.

Katharine L. Plourde, age 61

Position, Principal Occupation, Business Experience and Directorships:

Ms. Plourde was a principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) until November 1997. Since that time, she has engaged in private investing. She currently serves on the boards of OM Group Inc., a company that develops, produces and markets specialty chemicals, advanced materials and electrochemical energy storage products, and Albany International Corp., a global advanced textile and material processing company, publicly traded on the NYSE. Ms. Plourde has been a director of the Company since October 1995 and is a member of the audit committee and the nominating/governance committee. Ms. Plourde has served as Chair of the nominating/governance committee since 2006.

Key Attributes, Experience and Skills:

As a result of her tenure at DLJ and two other investment firms, Ms. Plourde brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. As an analyst, Ms. Plourde has covered specialty chemical, specialty material and industrial gas companies, which provides her with additional insight into the Company’s business. Ms. Plourde’s service on the boards of other public companies has given her experience with current issues facing public companies and corporate governance and compensation practices.

Edward Travaglianti, age 65

Position, Principal Occupation, Business Experience and Directorships:

Mr. Travaglianti serves as the President of the Long Island, New York region of TD Bank N.A., a financial services organization, a position he has held since TD Bank acquired Commerce Bank. From 2004 to 2008, Mr. Travaglianti was President of the Long Island, New York region of Commerce Bank. Earlier in his career, he was an executive at European American Bank (“EAB”), becoming Chairman and Chief Executive Officer. Upon the acquisition of EAB by Citibank N.A. (“Citibank”) in 2001, Mr. Travaglianti served as President of Commercial Markets, heading Citibank’s national middle-market and small business activities. He has been a director of the Company since November 2001 and is a member of the audit committee and the executive committee.

Key Attributes, Experience and Skills:

As a result of his current executive experience leading the Long Island region of TD Bank, as well as his executive experiences with EAB and Citibank, Mr. Travaglianti brings significant financial expertise to the Board, including all aspects of financial reporting, accounting, corporate finance and capital markets. Mr. Travaglianti also has significant business and senior management experience as a result of his executive positions.

Bret W. Wise, age 53

Position, Principal Occupation, Business Experience and Directorships:

Mr. Wise is the Chairman and Chief Executive Officer of DENTSPLY International Inc. (“DENTSPLY”), a company that designs, develops and manufactures a broad range of products for the dental market. He joined DENTSPLY in November 2002 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in January 2005 and to President and Chief Operating Officer in January 2006. He became Chairman and CEO in January 2007. Prior to DENTSPLY, from 1999 to 2002, Mr. Wise served as Senior Vice President and Chief Financial Officer of Ferro Corporation. He has also served in senior management positions at WCI Steel, Inc. and KPMG LLP. Mr. Wise has been a director of IMS Health, Incorporated from 2006 to 2010 until the company was taken private. He has been a director of DENTSPLY since August 2006 and of the Company since December 2012 and is a member of the audit committee and the executive committee.

Key Attributes, Experience and Skills:

Mr. Wise brings to the Board significant leadership, finance, operations, business development and management experience as a result of his current and previous roles as a senior executive officer. He has significant financial expertise, including all aspects of financial reporting, accounting, corporate finance and capital markets. Mr. Wise’s prior experience as a public company board member has given him insight into corporate governance, financial and strategic issues facing public companies.

The Board of Directors unanimously recommends a vote
FOR the election of each of the director nominees.

Proposal 2:	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2014

The audit committee has selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014 based on the committee’s evaluation of KPMG’s performance during fiscal year 2013.

Shareholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by Pall’s by-laws or otherwise. However, as a matter of good corporate practice, the audit committee is submitting the selection of KPMG to shareholders for ratification. If the selection is not ratified, the audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the fiscal year if it is determined that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG will be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors and the Audit Committee unanimously recommend a vote
FOR the ratification of KPMG as the Company’s
independent registered public accounting firm for fiscal year 2014.

AUDIT AND NON-AUDIT FEES

The following table presents fees billed or expected to be billed for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the fiscal years 2013 and 2012, and fees billed or expected to be billed for other services rendered to the Company by KPMG.

Fee	Fiscal Year
	2013	2012
Audit fees (1)	$4,958,000	$5,631,000
Audit-related fees (2)	180,000	2,200,000
Tax fees	0	85,000	(3)
All other fees	—	—
Total	$5,138,000	$7,916,000

(1)	Includes fees for the audit of the effectiveness of the Company’s internal control over financial reporting, review of the Company’s quarterly reports and statutory audits.

(2)	Consisted principally of fees for audits in both fiscal years of financial statements of certain employee benefit plans that are not included in audit fees above and in fiscal year 2012 for the audit of the carve out financial statements of the Company’s blood collection, filtration and processing product line (the “blood business”), in connection with the Company’s sale of its business assets related to the blood business ($2,010,000).

(3)	Tax fees consisted of fees for tax compliance and related services.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMITTED NON-AUDIT SERVICES

The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by KPMG. Under the policy, each engagement to provide audit or non-audit services must be documented in writing and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Services are generally subject to budgets and fee overages in excess of $5,000 require specific audit committee approval. All audit and permitted non-audit services provided by KPMG during fiscal year 2013 were pre-approved in accordance with the Company’s policy.

For purposes of the policy, services are categorized as either “recurring” or “non-recurring.” Recurring services are reviewed periodically by the audit committee at regularly scheduled meetings and include services such as the annual audit of the Company’s financial statements and the financial statements of certain employee benefit plans and statutory audits for certain subsidiaries. Non-recurring non-audit services must be pre-approved on a case-by-case basis. Non-recurring services for which fees are expected to be less than $100,000 may be pre-approved by the chairperson of the audit committee and must be ratified by the full audit committee at its next regularly scheduled meeting. Services for which fees are expected to be at least $100,000 must be pre-approved by the full audit committee.

The Company’s Chief Financial Officer is responsible for confirming that individual proposals for audit and non-audit services comply with the Company’s policy.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles, and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to their conformity with U.S. generally accepted accounting principles and auditing the effectiveness of the Company’s internal control over financial reporting.

In the performance of its duties for fiscal year 2013, the audit committee (a) reviewed and discussed the audited consolidated financial statements with management and the independent auditors, (b) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), as amended, (c) received the written disclosures from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence and discussed with KPMG the firm’s independence, (d) considered whether the provision of certain non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence and (e) reviewed the structure of the Company’s finance and accounting organization, among other things.

The audit committee reviewed with management and KPMG management’s assessment of the Company’s internal control over financial reporting. Based on these reviews, discussions and activities, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2013.

This report by the audit committee is not to be deemed filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the audit committee, submit this report to the Company’s shareholders.

Audit Committee
B. Craig Owens (Chair)
Katharine L. Plourde
Edward Travaglianti
Bret W. Wise
October 30, 2013

Proposal 3:	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

As required by Section 14A of the Exchange Act, the Company is submitting to the shareholders a vote, on an advisory basis, to approve the compensation of Pall’s named executive officers (“NEOs”) as described in the “Executive Compensation” section, the tabular disclosure and accompanying narrative disclosure provided in this proxy statement on pages 33 through 67. At the 2012 annual meeting, of the total votes cast, approximately 85% of the Company’s shareholders voted in favor of the Company’s say-on-pay proposal. The advisory vote on NEO compensation will be held on an annual basis at least until the next non-binding shareholder vote on the frequency with which the advisory vote on NEO compensation should be held.

The compensation committee believes that Pall’s executive compensation program achieves the goals of Pall’s compensation philosophy, as established by the committee, which is to align each executive’s compensation with Pall’s short-term and long-term performance and to provide competitive compensation incentives to attract, motivate and retain key executives who are essential to Pall’s long-term success.

As discussed in the “Compensation Discussion and Analysis” section, Pall’s executive compensation policies implement Pall’s compensation philosophy and are designed to:

  ensure that the interests of the executive officers are aligned with those of Pall’s shareholders,

  attract, motivate and retain individuals essential to Pall’s success,

  encourage executives to increase their equity ownership of the Company, and motivate executives to focus on the Company’s performance without encouraging excessive risk-taking.

The Company’s executive compensation policies and programs are designed to motivate Pall’s executives to deliver superior business performance that balances annual results and long-term sustained performance.

Accordingly, the following resolution will be submitted for a shareholder vote:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables and the narrative discussion, is approved.”

Although the vote is advisory and non-binding, the Board and compensation committee value Pall’s shareholders’ opinion and will take into account the outcome of the vote with their ongoing evaluation of Pall’s executive compensation principles and policies.

The Board of Directors unanimously recommends a vote
FOR approval of the advisory resolution relating to the compensation of the Company’s NEOs as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Pall has become a leader in the high-tech filtration, separation and purification industry by helping customers solve complex fluid management challenges. The Company’s people, processes and technology are the formula for its success. The strength of the management team, the efforts of employees, the efficiency of processes and the effectiveness by which Pall leverages and applies its technology form the foundation for its growth, and the Company continues to build on this foundation.

Fiscal year 2013 was a strong step in a multi-year journey in the transformation of the Company since the arrival of Lawrence Kingsley as Chief Executive Officer in fiscal year 2012. The Company has rationalized its footprint and improved efficiency across the enterprise. Business processes have been enhanced and resulted in significant improvements to quality and on-time delivery. The Company also made important changes to the executive management team globally, including the addition of a new chief financial officer, and is developing a deep bench of talent to support the executive management team.

The commitment to enhance Pall’s position as a technology leader is demonstrated by increased investment in research and development (“R&D”). The Company has taken a much more focused approach to R&D investments and has added significant talent in R&D. A systematic process for evaluating and executing business development initiatives has been established. Finally, the Company’s restructuring plan has yielded over $50 million in cost savings in fiscal year 2013.

Despite a challenging economic environment, particularly in certain industrial end markets, the Company delivered solid financial results in fiscal year 2013. This was largely due to improved operational execution and the effect of structural cost actions. For the full year, sales were approximately 1% below last year. The Company delivered diluted earnings per share (“EPS”) of $5.03, compared to $2.71 for the same period last year and pro forma diluted EPS from continuing operations were $3.04, a 9% increase compared to $2.80 a year earlier. Please see Appendix A to this proxy statement for a reconciliation of non-GAAP measures to the most closely comparable GAAP measure.

SAY-ON-PAY VOTE

The Company provided shareholders an advisory vote on executive compensation at its 2012 annual meeting. At the meeting, approximately 85% of the votes cast approved the compensation of the Company’s NEOs as described in the 2012 proxy statement. The compensation committee reviewed the voting results and determined that, given the significant level of support, no changes to the Company’s executive compensation principles and policies were necessary at that time based on the voting results. Nevertheless, as discussed in the “Recent Committee Actions” and “Post Fiscal Year 2013 Actions” sections, the compensation committee has continued to make changes to the executive compensation program to demonstrate the Company’s on-going commitment to enhance and refine its pay for performance philosophy and principles.

Pay for Performance Philosophy and Principles

Pall’s compensation philosophy, set by the compensation committee of the Board, is to align each executive’s compensation with shareholder interests by tying compensation to specific measures that reward the executive team on the basis of Pall’s short-term and long-term performance. The measures are intended to keep Pall’s executives focused on business goals to drive the success of the business, as well as provide competitive compensation incentives to attract, motivate and retain key executives who are essential to Pall’s long-term success.

Pall ties short-term bonuses to key financial measures to ensure strong financial performance year over year and measurable progress on key business initiatives to enable sustainable profitable growth. Pall’s annual long-term incentive awards are aligned with the interests of shareholders because they deliver value based on shareholder return, encourage stock ownership and promote retention of key talent.

The following discussion describes the Company’s executive compensation program as it principally relates to Lawrence Kingsley, Akhil Johri, Yves Baratelli, Ruby Chandy and Wolfgang Platz. These individuals are referred to as the “named executive officers” or NEOs. Unless otherwise noted, reference to the NEOs excludes the Company’s former Chief Financial Officer, Lisa McDermott, who was an executive officer for a portion of fiscal year 2013.

Compensation Principles

The compensation committee reviews and approves the principles and policies for executive compensation annually.

  Pall provides a total compensation opportunity that will attract, motivate and retain key executives who are essential to Pall’s long-term success.

  Pall’s compensation program is designed to link pay to Company, business unit and individual performance.

  The compensation committee targets all elements of compensation and total direct compensation to a range of the 50th and 75th percentiles of the Company’s compensation peer group (see “Peer Group Review” for a description) in order to provide competitive and reasonable levels of direct compensation subject to both Company and individual performance. The committee targets this range to ensure the availability of best talent, to retain critical talent and to allow for a strong payout-performance linkage. However, the committee has the discretion to deviate from this range when business conditions warrant.

  A substantial proportion of total direct compensation for executives is at risk, based upon the performance goals for annual and long-term incentives. When Company performance is strong, senior executives may receive pay outcomes that are above the targeted total direct compensation range. When Company performance does not meet objectives, senior executives may receive pay outcomes that are below the targeted total direct compensation range.

Incentive compensation for all executives, including the NEOs, is based on three criteria:

  Financial performance of the Company with specific metrics approved each year by the compensation committee. In fiscal year 2013, these metrics were EPS and free cash flow conversion for the annual Pall Incentive Compensation Plan (“PICP”) and Operating Return On Capital (“OROC”) for the Performance Restricted Stock Units (“PRSUs”) in furtherance of Pall’s long-term strategy. These metrics are more fully described in the section on “Long-Term and Short-Term Incentives.”

  Achievement of specific strategic and operational goals, such as innovation, talent management, operational effectiveness and cost reduction.

  Individual performance as assessed by the compensation committee.

Compensation Practices and Risk Management

The compensation committee believes that Pall’s approach to compensation encourages its executives to dedicate themselves to improving the Company’s long-term prospects and financial results. The Company’s compensation program also links a substantial portion of total compensation to Company performance in a way that contributes to prudent decision making while achieving results.

During fiscal year 2013, management conducted a review of all compensation policies and practices for all employees and the committee’s independent compensation consultant, Towers Watson, conducted a review of all compensation policies and practices pertaining to NEO compensation. The assessment of the incentive compensation programs included the programs’ philosophy, design, structure, characteristics, performance measurements, targets and the effectiveness of Company-wide controls on mitigating the risk of inappropriate incentives and misconduct. Based upon the analysis by management and Towers Watson, the committee concluded that the design and operation of Pall’s compensation programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company as a whole.

Pall continues to implement and maintain leading practices with regard to minimizing the risk inherent in its compensation programs. These practices include the following:

  The Company’s pay mix is appropriately balanced and incentive compensation is not overly weighted towards short-term performance at the expense of long-term value creation. A substantial portion of incentive compensation for the NEOs and other senior executives is delivered in the form of long-term stock awards in addition to short-term cash awards.

  The compensation for employees, other than senior executives, is largely comprised of base salary, which does not create an incentive for excessive risk taking.

  The maximum bonus opportunity under the short-term bonus plans, including the bonus plan for the NEOs, is capped, thereby limiting payout potential.

  Multi-functional approvals are required in the administration of all compensation to mitigate the risk of inappropriate payouts.

  There are no tax “gross-ups” for any compensation, benefits or perquisites provided to our executive officers or any employee.

  Senior executives and NEOs are required to meet specified stock ownership guidelines. The Company also has stock ownership requirements for directors, as outlined in the section on “Director Stock Ownership Guidelines.” All NEOs and directors have met the ownership guidelines.

  The Company’s 2012 Stock Plan prohibits the repricing of option awards.

  The Company strictly prohibits employees and directors from hedging or engaging in any derivatives trading with respect to Company stock.

  The Company strictly prohibits employees and directors from selling Company stock short or selling Company securities of the same class for at least six months after purchase.

  The Company strictly prohibits employees and directors from holding Company stock in margin accounts or otherwise pledging Company stock as collateral for a loan.

  To the extent permitted by law, the Company can recover cash or equity-based compensation paid to executives in various circumstances, including where compensation was based upon the achievement of specified financial results that become the subject of a subsequent restatement.

  All employees based in the U.S., including applicable NEOs and executive officers, are “at will” employees and do not have employment contracts with the Company that provide any guarantee of employment for any specified period.

  The compensation committee has engaged an independent compensation consultant to advise the committee on NEO compensation actions, regulatory requirements such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as prevalent market practices. The independent consultant, Towers Watson, also conducts an annual independent risk assessment of plans involving NEO compensation.

Peer Group Review

The compensation committee reviews at least annually the competitiveness of both the type and the amount of compensation using data provided by Towers Watson that is comprised of a comparator group of competitors and industrial companies similar in size and profile to Pall. The committee reviews the composition of the peer group from time to time to ensure it remains an appropriate comparison for the Company. The peer group in the table below was used in evaluating NEO compensation for fiscal year 2013. The Company targets total direct compensation generally in the range of the 50th and 75th percentiles of the market when target bonuses are paid. With respect to the Chief Executive Officer and Chief Financial Officer, the market data is based upon the peer group and for the other executives, market data is based upon a combination of peer group and survey data. Consistent with our pay for performance philosophy, when Company performance is strong, senior executives may receive pay outcomes that are above the targeted total direct compensation range and when Company performance does not meet objectives, senior executives may receive pay outcomes that are below the targeted total direct compensation range.

For fiscal year 2013, the committee continued to benchmark the Company against the peer group previously established based on:

  Comparable revenue ranging from $1 billion to less than $4.5 billion,

  Comparable market value that is greater than $2.5 billion and less than $10 billion,

  Companies with similar business models and target markets, and

  Comparable employee headcount of greater than 5,000 and less than 20,000.

Peer Group 2013

Ametek Inc.	Flowserve Corp.	PerkinElmer Inc.	Waters Corp.
C.R. Bard Inc.	Hubbell Inc.	SPX Corp.	Zimmer Holdings Inc.
Bio-Rad Laboratories Inc.	Life Technologies Corp.	Teleflex Inc.
Donaldson Co. Inc.	Pentair Inc.	Timken Co.

Role of Compensation Consultant

The compensation committee adopted a policy formalizing its practice of using an independent compensation consultant in 2010. Under the policy, the committee has the sole authority to select, retain and terminate a consultant and to approve the terms of the consultant’s engagement. The compensation committee engages Towers Watson as the committee’s independent consultant to fulfill the following responsibilities:

  Review the Company’s compensation philosophy, peer group and competitive position and advise the committee on their reasonableness and appropriateness.

  Review the executive compensation program and advise the committee of changes to be considered to improve effectiveness.

  Oversee and review survey data on executive pay practices and amounts for competitive comparisons.

  Review the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in the Company’s proxy statements.

  Review committee materials and attend compensation committee meetings.

  Proactively advise the committee on best practice approaches for governance of executive compensation, areas of concern and risk in the Company’s programs and general trends in executive compensation.

Independence Assessment of Compensation Consultant

The compensation committee assessed Towers Watson’s independence as a compensation consultant in accordance with the NYSE listing standards. The committee determined that the engagement did not raise any conflict of interest within the meaning of the SEC rules. In reaching this conclusion, the compensation committee considered factors relevant to Towers Watson’s independence from management, including the six factors set forth in the NYSE listing standards.

During fiscal year 2013, Towers Watson provided the services outlined above and additionally advised the committee on the design of PRSUs as a special performance-based equity award. Towers Watson also advised on the redesign of the annual long-term incentive compensation for NEOs and other senior executives to include a PRSU component in the mix of future equity awards.

Company management is required to seek the committee’s approval for additional consultant services in excess of $120,000 per year. For fees incurred that are less than $120,000 per year, management is required to keep the committee informed. In fiscal year 2013, Company management paid Towers Watson to review the design of certain sales incentive plans previously designed by Towers Perrin (a predecessor company) and for market data surveys. The committee determined that such fees did not impact Towers Watson’s independence, which in the aggregate was significantly below $120,000.

Compensation Framework

The Company and the compensation committee believe that Pall’s compensation plans achieve the goals of its philosophy to align each executive’s compensation to Pall’s short-term and long-term performance and provide incentives to attract, motivate and retain key executives essential to Pall’s long-term success. Each of the elements of executive compensation listed below serves a specific purpose and the total remuneration aligns with Pall’s short-term and long-term performance objectives.

ELEMENTS OF EXECUTIVE COMPENSATION

Element	Type	Terms
Cash	Base Salary
  The fixed amount of compensation associated with the duties and responsibilities of the position.
  Generally eligible for annual increase based upon individual performance, market position and internal equity.

	Annual Short-Term Incentive Awards (Executive Incentive Bonus Plan and Pall Incentive Compensation Plan)	Provides the opportunity for competitively-based annual incentive awards for achieving short-term financial goals and other business objectives for the current fiscal year.
Annual Long-Term Incentive Compensation (100% Equity)	Restricted Stock Units (“RSUs”)
  Represent 50% of total annual grant value.
  Generally vest at the end of four years.
  Dividend equivalent units are accumulated during the vesting period.
  RSUs and dividend equivalents are paid in shares of Pall common stock upon vesting. (1)
  Granted to focus on retention.

Stock Options
  Represent 50% of total annual grant value.
  Generally vest ratably over four years (25% per year).
  Ability to exercise options expires seven years after grant date.
  Designed to focus executives on shareholder value creation.

Special PRSUs (2)
  Special performance grant awarded in fiscal year 2013 to a limited number of senior executives, including all NEOs, that vests at the end of fiscal year 2015 if OROC target is met or exceeded.
  Designed to reward exceptional financial performance.

Retirement	Tax Qualified and Non-Qualified Benefit Plans
  The Company offers both a tax-qualified defined benefit pension plan (the “Cash Balance Pension Plan”) and defined contribution plan (the “401(k) Plan”). In addition, the Company provides retirement income on a non-qualified basis, under the Supplementary Pension Plan for certain executives approved for participation by the compensation committee. In 2013, the Company replaced the existing Supplementary Pension Plan with the Executive Defined Contribution Plan, which provides for retirement benefits above what is payable under the Cash Balance Pension Plan.

Other	Perquisites	Company paid health exam. Car allowance outside the U.S. Matching charitable contribution program.

(1)	Unless a deferral option is elected by the executive.

(2)	In fiscal year 2013, PRSUs were offered as a special award to a small group of senior executives, including NEOs, to incentivize exceptional financial performance as measured by Operating Return on Capital (“OROC”). OROC is defined in the section on “Fiscal Year 2013 Performance Restricted Stock Units Award.” In fiscal year 2014, PRSUs will become a component of annual long-term incentive compensation for all Section 16 Officers in the long-term incentive plans.

PAY MIX ALIGNED TO COMPANY PERFORMANCE

A substantial portion of total compensation for NEOs is tied to short-term and long-term performance, and is not fixed. To better illustrate, set forth below are graphical depictions of each NEOs target compensation for 2013. Mr. Johri’s target compensation is based on annualized compensation for fiscal year 2013.

Lawrence Kingsley Target Compensation

Akhil Johri Target Compensation	Yves Baratelli Target Compensation

Ruby Chandy Target Compensation	Wolfgang Platz Target Compensation

LONG-TERM AND SHORT-TERM INCENTIVES

Executive Incentive Bonus Plan

The 2012 Executive Incentive Bonus Plan (the “EIB Plan”) provides for the establishment of a threshold performance metric that must be met in order to allow eligible participants, including the NEOs, the opportunity to be paid an annual cash bonus. This threshold performance metric is intended to comply with Section 162(m) of the United States Internal Revenue Code (the “Code”) and, assuming that other conditions are met, allows the deductibility of compensation over $1,000,000, if paid to each of the Chief Executive Officer and the three other most “highly-compensated” executives (other than the Chief Financial Officer). The threshold performance metric established for fiscal year 2013 in the EIB Plan was EPS attainment of $1.94. This target was established in order to meet the requirements of Section 162(m) and actual bonus payouts are not dependent on achieving this target.

The EIB Plan also establishes the PICP that sets forth the annual business objectives that must be met to determine actual individual bonus amounts. The PICP includes both quantitative and qualitative objectives as well as an individual performance component.

Each individual PICP participant, including the NEOs, has a target bonus opportunity and a maximum bonus opportunity that is expressed as a percentage of base pay. For the NEOs, these targets are benchmarked against the market data and approved by the committee as a component of total direct compensation. Actual bonus payments are based on the Company’s performance against certain financial and business measures as set forth in the table entitled “2013 PICP Targets” and potential upward or downward adjustments are based on individual performance.

2012 Stock Plan

A substantial proportion of total direct compensation for the NEOs and other senior executives is granted as equity to align their incentives to long-term shareholder value, as measured by absolute shareholder return. The long-term annual equity grant is awarded at the compensation committee meeting in January and the value of the equity grant is determined by individual performance in the context of overall Company performance. In addition, the committee evaluates the performance of each individual to determine that performance and accomplishments were consistent with such individual’s role.

The 2012 Stock Plan permits the Company to grant to its employees a variety of stock-based compensation including stock options, RSUs and PRSUs. In structuring the Plan, the compensation committee sought to provide for a variety of awards that could be administered flexibly to enable the Company to keep pace with changing developments in executive compensation and to align the Company’s equity program with business strategy. Historically, NEO annual equity grants were split equally between RSUs and stock options.

In fiscal year 2013, the committee granted a special PRSU grant to be made in fiscal year 2013 and approved adding PRSUs to the annual equity grants, commencing with the fiscal year 2014 equity grant. The PRSUs are further described below.

Restricted Stock Units

RSUs are time-based equity awards that are equal to the full value of a share of Pall common stock that must be held for a specific period of time before it can convert from a unit to a share. The RSU value will increase or decrease with the value of Pall common stock and earn dividend equivalents during the restriction period. In general, RSU grants cliff vest at the end of four years. RSUs are designed to encourage the retention of executives.

Stock Options

Stock options are the right to purchase a specified number of shares of Pall common stock at a fixed grant price for a set period of time. Typically, the Company grants options with a seven-year term that vest ratably over a four-year period, (i.e., 25% each year). Stock options are designed to align executives with shareholder interests and shareholder value creation.

Performance Restricted Stock Units

In fiscal year 2013, the committee approved PRSUs as a special performance-based award for a small number of executives, including the NEOs to focus the award recipients on delivering exceptional and sustainable business results measured at the end of fiscal year 2015. The performance goals were designed to be challenging and capable of being achieved only through exceptional performance and are more fully described in the section entitled “Fiscal Year 2013 Special Performance Restricted Stock Unit Awards.”

For fiscal year 2014, the committee also approved a redesign of the Company’s annual long-term incentive compensation program for executives and senior management to include a performance-based component of the annual equity award. That redesign is discussed in the section entitled “Post Fiscal Year 2013 Actions.” PRSUs are intended to further align compensation with the long-term interests of shareholders and with current best practice.

RETIREMENT BENEFIT PLANS AND DEFERRED COMPENSATION

The Company provides an array of retirement plans for its employees around the world. Each NEO is eligible to participate in one or more of the Company’s tax qualified and non-qualified retirement plans. The committee believes that these types of savings plans are consistent with competitive pay practices and are an important element in attracting and retaining talent in a competitive market. Additional financial information regarding these plans and the NEOs’ participation in such plans is provided in the “Pension Benefits for Fiscal Year 2013” and the “Non-Qualified Deferred Compensation for Fiscal Year 2013” tables.

PERQUISITES

The Company provides very limited perquisites to its NEOs. The NEOs are able to take advantage of a matching charitable contribution program sponsored by the Company up to a maximum of $3,000 per year. In addition, an annual physical examination at the Company’s expense is provided as a perquisite for NEOs and certain senior executives. The annual physical examination is believed to not only benefit the senior executives, but also the Company and shareholders.

WELFARE BENEFITS

The NEOs participate in the same health and welfare benefits, (health, life and disability insurance) on the same terms as all other employees of the Company. The Company does not provide any health benefits to any retirees, including NEOs, except to certain former executive officers pursuant to their employment contract.

TAXES

The Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid by public companies to certain of their executive officers. Under Section 162(m) of the Code, the Company is not permitted to deduct compensation of the Chief Executive Officer or the three other most highly paid executive officers (other than the Chief Financial Officer) in excess of $1,000,000 for any fiscal year except to the extent that the compensation in excess of that amount meets the statutory definition of “performance-based compensation.”

The Company intends that cash bonuses and certain equity grants (including stock options) granted under the EIB Plan and the 2012 Stock Plan, respectively, meet the statutory definition of “performance-based compensation.” However, from time to time the Company may award certain bonuses and equity grants that are not deductible under Section 162(m).

Common Stock Ownership Guidelines

The Company has enacted stock ownership guidelines for non-employee directors, NEOs and other senior executives to encourage ownership of Pall’s common stock. The stock ownership guidelines further align the interests of Pall’s directors and executives with the interests of shareholders and to further promote Pall’s commitment to sound corporate governance. The Directors and executives must achieve this level of ownership within five years from the date of appointment or election. The guidelines are as follows:

Non-Employee Directors	5 times annual cash retainer
Chief Executive Officer	5 times annual base salary
NEOs (other than the Chief Executive Officer)	3 times annual base salary
Other Senior Executives	1 times annual base salary

Each of the NEOs has met his or her target ownership level or is in a grace period due to the date on which he or she was appointed an executive.

NEO Compensation Actions in Fiscal Year 2013

FISCAL YEAR 2013 ANNUAL BASE SALARIES

Consistent with the Company’s compensation philosophy, total direct compensation is generally positioned between the 50th and 75th percentiles when compared to the market. The base salary is the fixed portion of pay intended to compensate the NEOs for the duties and responsibilities of the position held. It is aligned to the market to ensure that salaries remain competitive so that the Company can attract and retain key talent. The compensation committee approves increases to base salaries based upon individual performance, market position and internal equity. The committee’s independent consultant presents market data and the Chief Executive Officer, Mr. Kingsley, presents his assessment of each individual NEO’s performance other than his own. The committee approved the compensation, shown in the Fiscal Year 2013 Annual Compensation and Market Percentiles table below, for the NEOs based on its evaluation of each NEO’s performance.

FISCAL YEAR 2013 ANNUAL SHORT-TERM INCENTIVE AWARDS

As discussed earlier, the EIB Plan requires a threshold performance metric to be established and met in order for eligible participants to receive an annual cash bonus. For the EIB Plan, the threshold performance metric for fiscal year 2013 was EPS of $1.94. Actual results were $3.14, exceeding the threshold for the year. The PICP then establishes further metrics that link individual bonus amounts to both quantitative and qualitative measures and includes a personal performance component applicable to each individual’s achievement of results. The fiscal year targets for the NEOs are outlined in the table below.

Fiscal Year 2013 Annual Incentive Targets

Name	Annual Base	Target Annual	Target Annual
	Salary	Short-Term	Short-Term
		Incentive	Incentive
	($)	(%)	($)
Lawrence Kingsley	969,000	125%	1,211,250
Akhil Johri (1)	550,000	80%	440,000
Yves Baratelli	502,600	70%	351,820
Ruby Chandy	500,000	70%	350,000
Wolfgang Platz (2)	482,574	70%	337,802

(1)	Mr. Johri’s annual base salary represents his fiscal year 2013 annualized base salary as described in the section entitled “Employment Offer Made to Akhil Johri.”

(2)	Mr. Platz’s salary is paid in Euros (362,783 Euros converted at 1.3302 Euro to USD as of July 31, 2013).

The compensation committee discussed Mr. Kingsley’s, Ms. Chandy’s, Mr. Baratelli’s and Mr. Platz’s personal goals for fiscal year 2013 and whether these goals had been achieved. Mr. Johri joined in late fiscal year 2013 and did not have the opportunity to develop full year objectives. His pro rata compensation will be determined based on overall Company performance. The committee determined that these NEOs had substantially achieved the personal goals and objectives outlined for fiscal year 2013 and that the Company had substantially achieved its EPS and free cash flow conversion targets as described above in the section on “Long-Term and Short-Term Incentives.”

In connection with its evaluation of both short-term and long-term goals, the committee reviewed each individual’s accomplishments in the context of overall Company performance. In addition, the committee evaluated the performance of each individual to determine whether performance and accomplishments were consistent with his or her role.

FISCAL YEAR 2013 ANNUAL LONG-TERM INCENTIVE AWARDS

The Company links individual compensation to shareholder interest and Company performance through long-term incentive awards. These include equity grants that have historically been comprised of 50% RSUs and 50% stock options, with the total value of the grant aligned to the 50th to 75th percentiles of the market. Individual performance and scope of responsibility are also factors determining the size of the grant awarded.

In January 2013, the compensation committee approved the grants shown in the “Fiscal Year 2013 Annual Compensation and Market Percentiles” table.

FISCAL YEAR 2013 SPECIAL PERFORMANCE RESTRICTED STOCK UNITS AWARD

In fiscal year 2013, the committee approved PRSUs as special performance-based awards for a small number of executives to focus on delivering exceptional and sustainable business results over a multi-year period. PRSUs are tied to the attainment of specific OROC results in the third year of the award, which will require multi-year, sustainable performance to achieve. In the case of this special award, OROC will be measured at the end of fiscal year 2015. The performance goals were designed to be challenging and capable of being achieved only through exceptional performance. OROC is defined as earnings before interest, taxes and amortization (“EBITA”), divided by net operating assets (defined as non-cash working capital, net, plus net fixed assets.) The Company believes that OROC is the most comprehensive measure to assess management’s performance during this time period because it incorporates and balances investment for growth, profitability improvement and operating capital reduction. OROC performance correlates strongly with shareholder return. This specific award was not intended to be an annual award. The PRSUs are included in “Summary Compensation,” “Grants of Plan-Based Awards for Fiscal Year 2013” and “Outstanding Equity Awards at end of Fiscal Year 2013” tables below.

EMPLOYMENT OFFER MADE TO AKHIL JOHRI

Effective May 1, 2013, Mr. Johri became the new Chief Financial Officer of the Company pursuant to an offer of employment dated March 27, 2013. Mr. Johri’s employment with the Company is “at will” and the employment offer did not guarantee employment nor was Mr. Johri hired for a specified term.

In order to determine an appropriate level of compensation for Mr. Johri, the compensation committee engaged Towers Watson to perform a comprehensive analysis, including an analysis of incentives required to recruit a highly-regarded finance executive from his current position and in consideration of the value of equity and bonuses he forfeited upon his resignation. These replacement equity awards and initial equity grants consistent with the Company’s annual equity award process are shown in the table below. Mr. Johri also received an initial cash bonus of $300,000 to offset the loss of any bonus he would have otherwise received as a result of his prior employment and as an inducement to relocate to the company headquarters in Port Washington, New York. The bonus is subject to recapture by the Company if Mr. Johri voluntarily terminates employment or is terminated for cause within twenty-four months of his start date.

Under the terms of his employment agreement, Mr. Johri receives an annual base salary of $550,000 and is eligible to participate in the Company’s annual cash incentive plan with a target bonus percentage of 80% of base salary and a maximum bonus percentage of 120% of base salary. Mr. Johri is also eligible for awards under the 2012 Stock Plan on the same terms as other NEOs. In addition, a prorated special PRSU grant tied to specific performance targets was awarded to Mr. Johri in May 2013, consistent with the Company’s recent grants to other senior executives. Mr. Johri also is eligible to participate in the Company’s Executive Defined Contribution Retirement Plan as described in the narrative after the “Non-Qualified Deferred Compensation for Fiscal Year 2013” table.

Upon termination by the Company without cause or by Mr. Johri for “good reason” prior to a Change in Control (as defined in the 2012 Stock Plan), Mr. Johri will receive severance in an amount equivalent to one times base salary plus one times his target bonus, paid ratably over 12 months, subject to the execution of a general release and compliance with certain restrictive covenants. If such termination occurs within 12 months after a Change in Control, Mr. Johri will receive severance in an amount equivalent to two times base salary plus two times his target bonus, paid ratably over 24 months, subject to the execution of a general release and compliance with certain restrictive covenants. In addition, Mr. Johri’s replacement grant is subject to accelerated vesting in the event of termination by the Company without cause. The employment offer defines “good reason” as (a) a material diminution of Mr. Johri’s responsibilities, position and/or title; (b) a material change in geographic location; or (c) a material reduction in base salary or target bonus opportunities.

Mr. Johri’s Equity Grants

Grant Type	Award Amount	Vesting Schedule
Initial Option (1)	$750,000	25% each year on anniversary; seven-year option term
Initial RSU (1)	$750,000	100% on fourth anniversary
Replacement Option	$1,500,000	25% each year on anniversary; seven-year option term
Replacement RSU	$1,500,000	100% on fourth anniversary
PRSU	$825,000	Based on attainment of performance goals
Total	$5,325,000

(1)	Consistent with annual grants awarded to other NEOs.

LISA MCDERMOTT TERMS OF SEPARATION

Ms. McDermott left the Company as Chief Financial Officer during fiscal year 2013. As disclosed in the Company’s fiscal year 2012 proxy statement, the compensation elements of her agreement were longstanding, and have been part of the provisions of her employment since October 2009. A portion of her outstanding unvested stock options and RSUs and unvested units granted under the Company’s MSPP will continue to vest through March 10, 2015 in accordance with their vesting schedules. Ms. McDermott also received, with respect to fiscal year 2013, a pro rata bonus based on the metrics of the bonus plan for service from August 1, 2012 through March 10, 2013.

In addition, pursuant to her 2009 employment agreement, Ms. McDermott receives monthly payments in an amount equal to 1/12 the sum of her annual base salary and 70% of maximum bonus (84% of base salary), for two years following her departure date of March 10, 2013 (approximately $78,200 per month) subject to compliance with restrictive covenants. A total of $312,800 in severance payments was paid to Ms. McDermott in fiscal year 2013. Ms. McDermott is also entitled to receive her vested benefits under the Company’s 401(k) Plan, Cash Balance Pension Plan, and Supplementary Profit Sharing Plan, and reimbursement of COBRA premiums for up to 18 months. Certain payments to Ms. McDermott have been delayed for six months in accordance with IRC Section 409A.

INDIVIDUAL NEO PERFORMANCE AGAINST FISCAL YEAR 2013 OBJECTIVES

To set compensation for each NEO, in addition to peer group and market benchmark data, Pall uses Company and individual performance as measured by specific business results. Mr. Kingsley presents to the compensation committee his assessment of each individual NEOs performance as well as his own accomplishments for the fiscal year. The committee then discusses with Mr. Kingsley each NEOs performance and approves his or her compensation based on a combination of Company and individual performance and market data. The committee then meets in executive session to assess the Chief Executive Officer’s performance against his objectives for the year and to determine his compensation.

Below are the individual goals and objectives for each NEO in fiscal year 2013 except for Mr. Johri who joined the Company late in fiscal year 2013 and did not have the opportunity to develop full year objectives, and Ms. McDermott who separated from the Company in the middle of fiscal year 2013. Mr. Johri’s pro rata compensation will be determined based on overall Company performance.

Lawrence Kingsley, Chief Executive Officer
(and Chairman of the Board since October 2013)
  Deliver fiscal year 2013 earnings per share within the guide range

  Increase customer satisfaction through improved on-time delivery and quality

  Develop a capital allocation strategy to support the Company’s strategic plan

  Improve product vitality through innovation leadership and effective product rationalization

  Reduce cost, eliminate redundancy and increase organization effectiveness

  Drive execution of talent management across the Company

  Establish a systematic process to drive business development
Yves Baratelli, President - Pall Life Sciences
  Achieve fiscal year 2013 financial plan for Life Sciences

  Implement the strategic and tactical plan for sustainable business growth

  Execute key Life Sciences initiatives in R&D and complete the divestiture of the blood business

  Build out the strategic product roadmap and increase on-time delivery of new products

  Continue to build a high performance Life Sciences leadership team

  Lead the systematic evaluation and execution of business development initiatives for Life Sciences
Ruby Chandy, President – Pall Industrial
  Achieve fiscal year 2013 financial plan for Pall Industrial

  Implement the strategic and tactical plan for sustainable business growth

  Achieve key Industrial initiatives to improve profitability and reduce cost

  Continue to effectively manage the product portfolio through product rationalization and overall product vitality

  Drive talent management through leadership development

  Establish a systematic business development process with appropriate acquisition funnel for growth
Wolfgang Platz, President – Pall Europe
  Achieve fiscal year 2013 financial plan for Pall Europe, Middle East and Africa

  Expand business with new products and technology platforms

  Enhance channel and distribution management

  Strengthen organizational effectiveness and drive active talent management

  Advance cross-functional alignment

The committee discussed each of Mr. Kingsley’s, Mr. Baratelli’s, Ms. Chandy’s and Mr. Platz’s personal goals for fiscal year 2013 and whether these goals had been achieved. The committee reviewed each individual’s accomplishments in the context of overall Company performance. In addition, the committee evaluated the performance of each individual to determine whether performance and accomplishments were consistent with his or her role.

FISCAL YEAR 2013 PICP TARGETS AND ACTUAL RESULTS

At the beginning of fiscal year 2013, the compensation committee approved the financial or quantitative targets and the qualitative objectives for fiscal year 2013 for all NEOs. The committee determined that EPS and free cash flow conversion were the appropriate metrics to align the NEOs and employees with shareholder value and represent growth, profitability and operational efficiency. The committee believes that EPS is strongly correlated to total shareholder return and is a key determinant of profitability and growth. Free cash flow conversion, defined as cash flow from operations minus capital expenditures divided by net income, is also viewed by the committee as a key determinant of operational efficiency. Please refer to Appendix A for a reconciliation of pro forma diluted EPS to the most comparable GAAP measure.

The table sets forth the target ranges for EPS and free cash flow conversion and actual results for fiscal year 2013.

Quantitative Goals
Metric	Weighting	Threshold	Target	Maximum	Actual
EPS	50%	$2.65	3.15	3.30	3.14
Free Cash Flow Conversion	30%	.40x	.46x	.48x	.431x
Qualitative Goals	20%				21.43%
Cost Reduction Innovation Talent Management Operational Effectiveness
Overall Achievement as a
Percentage of Target					94%

The committee considered the following factors presented by management in confirming the EPS and free cash flow conversion results:

  EPS of $3.14 excludes the effect of foreign currency translation on pro forma diluted EPS of $3.04 from continuing operations.

  Free cash flow conversion was adjusted downward to eliminate the impact of lower pension contributions than originally planned and other items.

The committee determined that the Company achieved slightly greater than target with respect to its qualitative objectives, particularly in innovation, talent management and operational effectiveness as reflected in improvements in on-time delivery.

After reviewing the quantitative and qualitative results, the committee determined that 94% of the PICP target was achieved. The committee also determined that the NEOs had substantially achieved their own personal goals and objectives for fiscal year 2013 and, therefore, would be paid a bonus for fiscal year 2013.

A comparison of the fiscal year 2013 annual compensation of the NEOs to the market follows in the table immediately below.

Fiscal Year 2013 Annual Compensation and Market Percentiles

Name	Annual	Actual	Actual	Actual	Actual	Actual	Actual	Actual
	Base	Base	Annual	Annual	Annual	Annual	Total Direct	Annual
	Salary	Salary	Short-Term	Short-Term	Long-Term	Long-Term	Compensation	Total Direct
		Market	Incentive	Annual	Incentive (2)	Incentive		Compensation
		Percentile (1)		Incentive		Market		Market
				Market		Percentile (1)		Percentile (1)
				Percentile (1)
	($)		($)		($)		($)
Lawrence Kingsley (3)	$969,000	40th	$1,400,000	59th	$4,750,000	66th	$7,119,000	73rd
Akhil Johri (3),(4)	$550,000	87th	$103,900	N/A	$1,500,000	79th	$2,153,900	N/A
Yves Baratelli (3)	$502,600	61st	$395,500	76th	$699,993	44th	$1,598,093	44th
Ruby Chandy (3)	$500,000	61st	$327,900	59th	$699,993	44th	$1,527,893	43rd
Wolfgang Platz (5)(6)	$482,574	63rd	$395,600	N/A	$550,009	N/A	$1,428,183	73rd

(1)	Fiscal year 2013 compensation versus the peer group. Market percentiles are based on data at the end of the Company’s fiscal year July 2013 compared to proxy data for peers (and survey data with respect to Mr. Platz), which peers generally have fiscal years ending in December 2012. As a result, the percentiles in this table may not represent true period comparisons. Percentiles shown reflect actual compensation, which is impacted by each company’s unique performance and corresponding payout.

(2)	Special PRSU grants have been excluded since they are not part of annual compensation decisions. Mr. Johri received a replacement grant of $3,000,000 when appointed as Chief Financial Officer in May 2013. Such grants are excluded in the above chart but are reflected under the “Grants of Plan Based Awards for Fiscal Year 2013” table. The value of the award units is based on the average high and low price of Pall’s common stock over a five-day period, up to and including grant date.

(3)	Market data comparisons reflects proxy data only.

(4)	Actual bonus prorated for partial fiscal year 2013 employment. Therefore, bonus and total direct compensation would not be meaningful.

(5)	Wolfgang Platz’s annual salary of 362,783 Euros and bonus of 297,400 Euros were converted based on Euro to USD exchange rate on July 31, 2013 of 1.3302 and then rounded.

(6)	Market data comparisons reflect survey data only. Thus, market percentiles are not available for annual and long-term incentives since surveys only disclose regression equations for base salary, total cash compensation, and total direct compensation.

Recent Committee Actions

In fiscal year 2013, the compensation committee took several actions intended to improve the Company’s compensation plans, further align them with shareholder interests and remain competitive in the marketplace for talent.

Topic
Special PRSUs
  Implemented a special PRSU award to NEOs and a small group of other executives linking long-term incentives to specific performance metrics.
  The performance metric is OROC defined as earnings before interest, taxes and amortization (“EBITA”), divided by net operating assets (which is defined as non-cash working capital, net, plus net fixed assets).
  The PRSU grants vest at the end of three years only if target performance is met or exceeded.

Pall Corporation Executive Defined Contribution Retirement Plan
  Implemented a defined contribution retirement plan for executives to replace an existing defined benefit supplemental retirement plan.
  Provides benefit above what is payable under the Cash Balance Pension Plan.
  Annual contribution of 10% of eligible compensation.
  Self-directed investments in a range of mutual funds offered under the plan.
  Balances are subject to a five-year cliff vesting.

Severance Provisions for Certain Section 16 Officers
  Standardized and aligned to market severance provisions for Section 16 Officers other than the CEO.
  Provides one times base salary and target bonus for involuntary termination without cause and two times base salary and target bonus for involuntary termination without cause within 12 months of a Change in Control (as defined in the 2012 Stock Plan).
  All severance payments subject to a signed release and restrictive covenants.

Post Fiscal Year 2013 Actions

In September 2013, the committee approved a redesign of the annual long-term incentive compensation program for all Section 16 Officers. The long-term program will now include a PRSU component along with RSUs and stock options, each in equal portions. The Company believes the addition of PRSUs will further strengthen the alignment to shareholder’s interests at present.

The fiscal year 2014 PRSU component for Section 16 Officers will be tied to two key metrics. The first metric is the attainment of specific OROC results in the third year of the award. The second metric will be EPS achievement on a cumulative basis for three years. Both metrics will require multi-year, sustainable performance to achieve. The committee believes that the achievement of these two metrics will drive superior and sustainable business results and deliver value to shareholders.

The vesting schedule for the annual grants to Section 16 Officers, consisting of PRSUs and RSUs which have three-year cliff vesting and options which vest ratably over a three-year period, aligns to the Company’s planning cycle and more closely aligns to prevalent market practice.

Compensation Committee Report

The compensation committee reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report by the compensation committee is not to be deemed filed under the Securities Act of the Exchange Act, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the compensation committee, submit this report to the Company’s shareholders.

Compensation Committee
Cheryl W. Grisé (Chair)
Robert B. Coutts
Mark E. Goldstein
Ronald L. Hoffman
October 30, 2013

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, Cheryl W. Grisé, Robert B. Coutts, Mark E. Goldstein, Ronald L. Hoffman and Daniel J. Carroll, Jr. served on the compensation committee. Mr. Carroll stepped down from the committee on December 12, 2012 and Mr. Goldstein joined the committee effective December 12, 2012. None of the persons who served on the compensation committee are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the Board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board.

COMPENSATION TABLES

The tables, footnotes and narratives below provide information regarding the compensation, benefits and equity holdings in the Company for each of the NEOs including Lisa McDermott, the Company’s former Chief Financial Officer.

Summary Compensation Table

The following table sets forth the compensation of each of the NEOs for the fiscal years shown.

Name and	Year	Salary (1)	Bonus (2)	Stock	Option	Non-Equity	Change in Pension	All Other	Total
Principal Position				Awards (3)	Awards (4)	Incentive Plan	Value and Non-	Compensation (7)
						Compensation (5)	Qualified Deferred
							Compensation
							Earnings (6)
		($)	($)	($)	($)	($)	($)	($)	($)
Lawrence Kingsley* CEO	2013	968,635		5,281,617	2,375,000	1,400,000	1,271,071	7,650	11,303,973
	2012	767,308	$1,500,000	12,387,213	7,866,702	1,025,000	10,144,829	171,457	33,862,509

Akhil Johri CFO	2013	122,692	$300,000	3,066,097 (8)	2,250,003 (8)	103,900	0	86,046	5,928,738

Yves Baratelli President, Pall Life Sciences	2013	502,600		1,352,966	349,993	395,500	0	23,966	2,625,025
	2012	483,831		352,864	349,999	356,267	4,033,705	181,050	5,757,716
	2011	487,000		292,500	292,502	511,350	0	109,957	1,693,309
Ruby Chandy President, Industrial	2013	500,000		1,346,997	349,993	327,900	0	39,303	2,564,193
	2012	140,385		470,112	225,008	105,017	0	291,848	1,232,370

Wolfgang Platz President, Pall Europe	2013	482,574	$61,189	955,175	275,009	395,601	499,114	71,847	2,740,509
	2012	487,000	$61,066	252,046	250,002	349,735	147,914	67,925	1,615,688
	2011	457,277		0	0	349,523	366,708	123,710	1,297,218
Lisa McDermott Former CFO & Treasurer	2013	323,462		1,014,742	0	232,500	0	329,506	1,900,210
	2012	491,346		579,706	575,006	389,992	1,658,117	14,500	3,708,667
	2011	415,000		1,000,000	500,006	435,750	534,323	25,267	2,910,346

*	Mr. Kingsley was elected as Chairman of the Board in October 2013.

(1)	For Mr. Johri and Ms. McDermott, the base salary amounts are prorated for earnings in fiscal year 2013. Mr. Platz’s base salary earnings was 362,783 Euros (converted at 1.3302 Euro to USD as of July 31, 2013). Mr. Platz did not receive any salary change in fiscal year 2013 and the difference from fiscal year 2012 is due to exchange rate fluctuation.

(2)	The amounts reflect sign-on bonuses paid to Mr. Johri upon hire and to Mr. Platz in accordance with his assignment. Mr. Platz’s amount was converted to USD based on the Euro to USD exchange rate of 1.3302 as of July 31, 2013.

(3)	The amounts reflect the grant date fair value, calculated in accordance with FASB ASC Topic 781 for each NEO for the RSUs and PRSUs granted to the NEO in each fiscal year under the 2012 Stock Plan or the 2005 Stock Plan, as applicable. Assuming the highest level of performance is achieved for the fiscal year 2013 PRSUs, the maximum grant date fair value of the PRSUs is $4,338,021 for Mr. Kingsley; $1,233,917 for Mr. Johri; $1,501,221 for Mr. Baratelli; $1,492,267 for Ms. Chandy; $1,017,726 for Mr. Platz and $1,522,113 for Ms. McDermott. For additional information regarding the assumptions made in calculating these amounts, see the consolidated financial statements of the Company’s Annual Report on Form 10-K, Note 15.

(4)	The amounts reflect the grant date fair value, calculated in accordance with U.S generally accepted accounting principles, for each NEO for stock options granted to the NEO in each fiscal year under the 2012 Stock Plan and the 2005 Stock Plan, as applicable. For additional information regarding the assumptions made in calculating these amounts, see the consolidated financial statements of the Company’s Annual Report on Form 10-K, Note 15.

(5)	Reflects annual bonus paid to the NEO under the Company’s EIB Plan in fiscal year 2013. For Mr. Johri and Ms. McDermott, the annual bonus amounts are prorated due to partial year earnings. Mr. Platz’s bonus in fiscal year 2013 was 297,400 Euros and converted to USD based on the exchange rate of 1.3302 as of July 31, 2013.

(6)	The amounts represent the aggregate increase in the actuarial present value of accumulated benefits under the Company’s tax-qualified Cash Balance Pension Plan, non-qualified Supplementary Pension Plan and in the case of Mr. Platz, the VO 2005 based on the average Euro to USD exchange rate of 1.3302 as of July 31, 2013. See, “Pension Benefits for Fiscal Year 2013” for further information.

(7)	The amounts reported in All Other Compensation represent the aggregate incremental cost to the Company in fiscal year 2013 of other compensation, including the following:

Lawrence Kingsley	Company contributions to the 401(k) Plan

Akhil Johri	Relocation related expenses ($86,046)

Yves Baratelli	Fees for tax preparation and planning related to international assignments ($23,966)

Ruby Chandy	Company contributions to the 401(k) Plan ($10,938) Executive Defined Contribution Retirement Plan ($23,963) Relocation related expenses Physical examination

Wolfgang Platz	Company contributions to Versorgungsordnung 2005 ($42,757) Company car allowance ($20,288) Fees for tax advice and tax assistance

Lisa McDermott	Company contributions to the 401(k) Plan Severance payments in accordance with her contract ($312,800) Vacation payout ($13,077)

The amounts for All Other Compensation for Mr. Platz were converted from Euro to USD based on the exchange rate of 1.3302 as July 31, 2013.

(8)	The amounts include $3,000,000 for replacement grant upon hire in consideration of awards forfeited from previous employer.

For further information regarding the compensation set forth in the “Summary Compensation Table,” see “Compensation Discussion and Analysis” and “Pension Benefits for Fiscal Year 2013.”

Grants of Plan-Based Awards for Fiscal Year 2013

The following table provides information concerning equity and non-equity incentive awards granted to the NEOs under the EIB Plan and the 2012 Stock Plan during fiscal year 2013. There can be no assurance that the grant date fair value of stock and option awards reported below will ever be realized by the NEOs.

Name	Grant	Estimated Future Payouts			Estimated Future Payouts			All Other	All Other	Exercise or	Grant Date
	Date	Under Non-Equity Incentive			Under Equity Incentive Plan			Stock	Option	Base Price	Fair Value
		Plan Awards (1)			Awards (5)			Awards:	Awards:	of Option	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number of	Number of	Awards (8)	and Option
								Shares of	Securities		Awards (9)
								Stock or	Underlying
								Units (6)	Options (7)
		($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)
Lawrence Kingsley	9/28/2012				0	45,551	68,326			$63.49	$2,892,014
	1/16/2013								129,006	$64.80	$2,375,000
	1/16/2013							36,877 (2)			$2,389,603
		605,625	1,211,250	2,519,401
Akhil Johri	5/1/2013				0	12,441	18,662			$66.12	$822,611
	5/1/2013								40,344 (3)	$66.12	$749,995
	5/1/2013							11,310 (3)			$747,828
	5/1/2013								80,689 (4)	$66.12	$1,500,009
	5/1/2013							22,620 (4)			$1,495,657
		55,452	110,904	216,263
Yves Baratelli	9/28/2012				0	15,763	23,645			$63.49	$1,000,814
	1/16/2013								19,011	$64.80	$349,993
	1/16/2013							5,434 (2)			$352,152
		175,910	351,820	686,049
Ruby Chandy	9/28/2012				0	15,669	23,504			$63.49	$994,845
	1/16/2013								19,011	$64.80	$349,993
	1/16/2013							5,434 (2)			$352,152
		175,000	350,000	682,500
Wolfgang Platz	9/28/2012				0	10,686	16,030			$63.49	$678,484
	1/16/2013								14,938	$64.80	$275,009
	1/16/2013							4,270 (2)			$276,691
		168,901	337,802	658,714
Lisa McDermott	9/28/2012				0	15,983	23,974			$63.49	$1,014,742
		124,077	248,153	483,899

(1)	Threshold represents the bonus payable to the NEO under the EIB Plan if the threshold, or lowest possible achievement that would yield a bonus payment, is obtained. Target represents the bonus payable to the NEO under the EIB Plan if the performance target is obtained. Maximum represents the bonus payable to the NEO under the EIB Plan if highest performance results are achieved including a performance multiplier. For Mr. Johri and Ms. McDermott, the amounts are based on prorated base salary earned for fiscal year 2013.

(2)	Represents the number of RSUs granted to the NEO as an annual award under the 2012 Stock Plan.

(3)	Represents awards granted upon hire as an initial grant under the 2012 Stock Plan.

(4)	Represents awards granted upon hire as a replacement grant under the 2012 Stock Plan.

(5)	Represents the number of PRSUs at the target and maximum payout under the 2012 Stock Plan for the three year performance period ending July 31, 2015. Dividend equivalent units are earned on all restricted units outstanding at the time the Company’s quarterly dividend is paid, based on the closing stock price on the dividend payment date, and vest at the same time as the restricted units to which they relate. For Ms. McDermott, the PRSU grant shown in the above table was forfeited upon her termination.

(6)	Represents the number of RSUs granted under the 2012 Stock Plan. These RSUs will vest in full and be settled in common stock on a one-for-one basis on the fourth anniversary of the date of grant. Dividend equivalent units are earned on all restricted units outstanding at the time the Company’s quarterly dividend is paid, based on the closing stock price on the dividend payment date, and vest at the same time as the restricted units to which they relate.

(7)	Represents the number of non-qualified stock options granted to the NEO under the 2012 Stock Plan. The options granted vest 25% on each of the first four anniversaries of the date of grant. All stock options will expire on the seventh anniversary of the date of grant.

(8)	Exercise price is based upon the closing price of a share of common stock as reported in the NYSE Composite Transactions on the date of grant.

(9)	Represents the grant date fair value of the RSUs and the Black Scholes value ($18.41 for January 16, 2013 grant and $18.59 for May 1, 2013 grant) for the stock option awards granted to the NEO, each computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal Year 2013

The following table provides information regarding unexercised options and unvested RSUs, PRSUs and restricted units outstanding for each NEO as of July 31, 2013.

Name	Option Awards (1)					Stock Awards (1)
	Number of	Number of	Option	Option	Option	Number	Market	Scheduled	Number of	Value of
	Securities	Securities	Grant	Exercise	Expiration	of Shares	Value of	Vesting	Unearned	Unearned
	Underlying	Underlying	Date (2)	Price	Date	or Units of	Shares or	Date	Shares	Shares
	Unexercised	Unexercised				Stock That	Units of		or Units	or Units
	Options	Options				Have Not	Stock That		of Stock	of Stock
	Exercisable	Unexercisable				Vested	Have Not		(PRSU) That	(PRSU) That
							Vested (3)		Have Not	Have Not
									Vested (4)	Vested (3)
	(#)	(#)		($)		(#)	($)		(#)	($)
Lawrence Kingsley	42,450	127,350	10/3/2011	$41.00	10/3/2018	101,512 (5)	$7,101,745	10/3/2013
	76,750	230,250	10/3/2011	$41.00	10/3/2018	101,512 (5)	$7,101,745	10/3/2015
	33,284	99,852	1/18/2012	$59.75	1/18/2019	50,038 (5)	$3,500,658	10/3/2015
	—	129,006	1/16/2013	$64.80	1/16/2020	38,798 (5)	$2,714,308	1/18/2016
						37,140 (5)	$2,598,314	1/16/2017
									46,056	$3,222,078
Akhil Johri	—	40,344	5/1/2013	$66.12	5/1/2020	11,349 (5)	$793,976	5/1/2017
	—	80,689	5/1/2013	$66.12	5/1/2020	22,698 (5)	$1,587,952	5/1/2017
									12,484	$873,381
Yves Baratelli	4,150	—	7/15/2008	$39.02	7/15/2015	5,604 (5)	$392,056	2/3/2015
	9,303	9,304	2/3/2011	$54.09	2/3/2018	6,035 (5)	$422,209	1/18/2016
	5,177	15,533	1/18/2012	$59.75	1/18/2019	5,473 (5)	$382,891	1/16/2017
	—	19,011	1/16/2013	$64.80	1/16/2020
									15,938	$1,115,022
Ruby Chandy	3,417	10,253	4/11/2012	$57.78	4/11/2019	3,493 (5)	$244,370	4/11/2014
	—	19,011	1/16/2013	$64.80	1/16/2020	3,930 (5)	$274,943	4/11/2016
						5,473 (5)	$382,891	1/16/2017
						1,863 (6)	$130,335	7/31/2016
									15,843	$1,108,376
Wolfgang Platz	1,750	—	7/17/2007	$48.72	7/17/2014	5,151 (5)	$360,364	7/14/2014
	4,150	—	7/15/2008	$39.02	7/15/2015	4,311 (5)	$301,598	1/18/2016
	3,940	—	7/16/2009	$28.11	7/16/2016	4,300 (5)	$300,828	1/16/2017
	2,887	963	7/14/2010	$36.64	7/14/2017
	3,698	11,095	1/18/2012	$59.75	1/18/2019
	—	14,938	1/16/2013	$64.80	1/16/2020
									10,805	$755,918
Lisa McDermott	40,936	—	1/21/2009	$26.16	6/8/2015	10,192 (5)	$713,032	1/20/2014
	38,535	12,845	1/20/2010	$37.22	6/8/2015	9,579 (5)	$670,147	2/3/2015
	15,903	15,904	2/3/2011	$54.09	6/8/2015	4,538 (6)	$317,478	9/25/2013
	8,506	17,012	1/18/2012	$59.75	6/8/2015

(1)	Stock options and RSUs were granted under the 2005 Stock Plan and the 2012 Stock Plan. Restricted units were granted under the MSPP. RSUs and restricted units include any associated dividend equivalent units.

(2)	Stock options are scheduled to vest 25% on each of the first four anniversaries of the date of grant.

(3)	Represents the number of units multiplied by the closing price of common stock on July 31, 2013 ($69.96) (with rounding of fractional RSUs and restricted units).

(4)	Represents target PRSU awards granted September 28, 2012 with a three year performance period from August 1, 2012 through July 31, 2015. These PRSUs vest on July 31, 2015, the last day of the performance period, subject to the level of achievement with respect to the applicable performance targets. Please see the section entitled “Long-Term and Short-Term Incentives” for further description of PRSUs.

(5)	Represents RSUs (including associated dividend equivalent units) granted to the NEO pursuant to 2005 Stock Compensation Plan and the 2012 Stock Compensation Plan.

(6)	Represents restricted units (including associated dividend equivalent units) granted to the NEO under the MSPP as a result of pretax base salary and bonus deferrals and employer matching units granted with respect to restricted units acquired by the named executive officer with pretax contributions.

Stock Option Exercises and Stock Vested for Fiscal Year 2013

The following table sets forth information regarding the shares acquired upon vesting of RSUs and the value realized from stock options exercises under Pall’s equity plans by the NEOs during fiscal year 2013.

Name	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of	Value Realized
	Acquired on	on Exercise (1)	Shares Acquired	on Vesting (1)(2)
	Exercise		on Vesting (2)
	(#)	($)	(#)	($)
Lawrence Kingsley	—	—	—	—
Akhil Johri	—	—	—	—
Yves Baratelli	5,810	177,180	7,359	515,477
Ruby Chandy	—	—	—	—
Wolfgang Platz	2,400	92,720	2,403	168,350
Lisa McDermott	52,924	1,693,892	38,838	2,576,040

(1)	Value based on the closing stock price as reported in the NYSE Composite Transactions on the vesting/exercise date.

(2)	RSUs were granted under the 2005 Stock Plan and restricted units were granted under the MSPP and include any associated dividend equivalent units.

Pension Benefits for Fiscal Year 2013

The following table sets forth the present value as of July 31, 2013 of accumulated benefits under each plan that provides for pension benefits to the NEOs at, following or in connection with retirement. Please see the narrative following the “Non-Qualified Deferred Compensation for Fiscal Year 2013” table for further information regarding the pension benefits provided to the NEOs.

Name	Plan Name	Number of Years	Present Value	Payments During
		Credited Service (1)	of Accumulated	Last Fiscal Year
			Benefit (2)
		(#)	($)	($)
Lawrence Kingsley	Supplementary Pension	1.827	$11,410,754	$0
	Cash Balance Pension	1.827	$5,146	$0
Akhil Johri	Supplementary Pension	0	$0	$0
	Cash Balance Pension	0	$0	$0
Yves Baratelli	Supplementary Pension	8	$3,377,177	$0
	Cash Balance Pension	8	$9,639	$0
Ruby Chandy	Supplementary Pension	0	$0	$0
	Cash Balance Pension	0	$0	$0
Wolfgang Platz	Versorgungsordnung 2005 (3)	24.75	$1,668,907	$0
Lisa McDermott	Supplementary Pension	13.583	$0	$0
	Cash Balance Pension	13.583	$62,783	$0

(1)	The number of years of credited service and actual service do not differ for any NEO for any plan.

(2)	“Present value of accumulated benefit” is a calculation that estimates the cash value as of July 31, 2013 of the pension benefit that has been earned by each NEO. It is based on various assumptions, including assumptions about future interest rates, inflation, mortality and retirement dates as follows:

  Discount rate: 4.40% for all but Mr. Platz and 3.40% for Mr. Platz,

  Mortality: Combined healthy white collar RP2000 generational table for males and females, for all but Mr. Platz, and for Mr. Platz Heubeck RT 2005 G, and

  Assumed retirement/commencement of benefits date:

    Supplementary Pension Plan: the later of age 60 and the age of the NEO at July 31, 2013

    Cash Balance Pension Plan: 65

(3)	The retirement age under the Versorgungsordnung 2005 is 65. The Euro to USD exchange rate of 1.3302 as of July 31, 2013 was used for Mr. Platz’s amount.

Non-Qualified Deferred Compensation for Fiscal Year 2013

The following table summarizes transactions and balances with respect to each NEOs account under the Company’s non-qualified deferred compensation plans, other than defined benefit arrangements, for fiscal year 2013. We note that the Company did not make any contributions to the Supplementary Profit-Sharing Plan for fiscal year 2013.

Name	Plan Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY (1)(2)	Distributions	Last FYE (3)(4)
		($)	($)	($)	($)	($)
Lawrence Kingsley	Supplementary Profit Sharing Plan	—	—	—	—	—
Akhil Johri	Executive Defined Contribution	—	—	—	—	—
	Retirement Plan
Yves Baratelli	Supplementary Profit Sharing Plan	—	—	—	—	—
	Management Stock Purchase Plan	—	—	—	—	—
	Versorgungsordnung 2006 (5)(8)	—	—	2,618	—	73,725
	Pillar 2 Plan (6)(9)	—	—	—	224,110	—
	Money Purchase Agreement (7)(10)	—	—	601	—	137,278
Ruby Chandy	Executive Defined Contribution		23,963	2,562	—	26,526
	Retirement Plan (12)
	Management Stock Purchase Plan	—	—	—	—	—
Wolfgang Platz	Supplementary Profit Sharing Plan	—	—	—	—	—
	Management Stock Purchase Plan	—	—	—	—	—
	Versorgungsordnung 2005 (5)	—	42,757	(4,322)	—	263,928
Lisa McDermott	Supplementary Profit Sharing	—	—	228	—	3,546
	Plan (11)
	Management Stock Purchase Plan	—	—	161,597	—	652,206

(1)	Includes (a) interest, dividend, and unrealized gain income earned on the NEOs account balance under the Plans less any unrealized loss, and (b) dividend equivalent units and appreciation earned or depreciation experienced on deferred vested restricted units under the MSPP. With regard to the MSPP, when dividend equivalent units are first earned and allocated, they are calculated based on the closing price of common stock on the dividend payment date.

(2)	The amounts listed in this column are not included in the “Summary Compensation Table.”

(3)	The aggregate balance includes (a) the value of the NEOs account balance under the Plans, and (b) the dollar value of the NEO’s deferred vested restricted units under the MSPP (including associated dividend equivalent units), based on the closing price of common stock on July 31, 2013 ($69.96).

(4)	Certain contributions by the Company under the Supplementary Profit-Sharing Plan may have been included in the Summary Compensation Table in proxy statements for prior years.

(5)	The Euro to USD exchange rate of 1.3302 as of July 31, 2013 was used for Mr. Baratelli’s and Mr. Platz’s amounts.

(6)	The Swiss franc to USD exchange rate of 1.0796 as of July 31, 2013 was used for Mr. Baratelli’s amounts.

(7)	The British pound to USD exchange rate of 1.5207 of July 31, 2013 was used for Mr. Baratelli’s amounts.

(8)	Versorgungsordnung 2006

The Company maintains the Versorgungsordnung 2006 (the “VO 2006”) which is a defined contribution plan for certain Germany-based employees. Employees of Pall GmbH and Pall Deutschland Holding GmbH & Co KG hired after July 1, 2006 are generally eligible to participate in the VO2006. Mr. Baratelli has not been an active participant in this plan since

2009 at which time the Company ceased contributing to his VO 2006 plan. The residual balance in this plan is reflected in the table above and will be paid upon normal retirement (age 65), early retirement, disability or death. Payment may be in the form of a life annuity or a lump sum.

(9)	Switzerland Pillar 2 Plan

The Company maintains the Swiss Pillar 1 and Pillar 2 plans, an occupational pension for the Company’s employees based in Switzerland. Swiss Pillar 1 is the basic state pension system in Switzerland. Pillar 2 (BVG/LLP) contains a mandatory element which needs to be established by all employers, and a supplementary element which consists of discretionary benefits funded by both the employer and the employee. As of September 2011, Mr. Baratelli was no longer an active participant in the Swiss Pillar 1 and Pillar 2 plans. During fiscal year 2013, Mr. Baratelli’s residual balance in the Pillar 2 Plan was transferred to an individual policy in his name, as is the customary practice in Switzerland for employees not actively employed in Switzerland. The individual policy generally mirrors the Pillar 2 Plan terms and will be distributed to Mr. Baratelli when he reaches the normal retirement age. Since the individual policy is outside the control of the company, the transfer has been shown as a withdrawal in the table above.

(10)	UK Money Purchase Agreement

The Company maintains the Money Purchase Arrangement (the “MPP”) which is the defined contribution component of the Pall (UK) Pension Fund. The Pall (UK) Pension Fund was initially a defined benefit plan that was later closed to new entrants. At that time, the MPP was established as a replacement defined contribution plan. The MPP was closed to future contributions at the end of December 2008 and replaced by a Group Personal Pension arrangement. Mr. Baratelli is no longer an active participant in the MPP. The residual balance in the plan is reflected in the table above and is payable upon retirement.

(11)	The Supplementary Profit-Sharing Plan

The Supplementary Profit-Sharing Plan (the “SPS”) previously received profit sharing contributions, on compensation in excess of the limits imposed by Section 401(a)(17) of the Code, made to the Company’s Profit-Sharing Plan (currently known as the 401(k) Plan). Since the 401(k) Plan no longer accepts profit sharing contributions, no contributions were made into the SPS during the fiscal year 2013. Ms. McDermott, who left the Company in fiscal year 2013, was the only remaining NEO with an account balance in the SPS. Ms. McDermott’s residual balance in the SPS is reflected in the table above and represents an annual 6.9% annual rate of return for fiscal year 2013.

(12)	Executive Defined Contribution Retirement Plan

Based upon her investments, Ms. Chandy had a 10.7% rate of return from the time of the deposit of the first contribution on February 8, 2013 through July 31, 2013 with respect to her plan account for fiscal year 2013.

A description of the relevant benefit plans are set forth below:

CASH BALANCE PENSION PLAN

The Cash Balance Pension Plan is a funded, tax-qualified defined benefit plan that covers eligible employees in the United States and Puerto Rico.

Pensionable Compensation

Eligible compensation under this plan includes the total compensation received by a participant for the plan year, including overtime pay and bonuses, subject to a limit under Section 401(a)(17) of the Code (which limit was $250,000 for fiscal year 2013).

Benefit Formula	Pension benefits are based on a participant’s hypothetical account balance. Each year the account balance is increased by compensation credits and interest credits.

  The compensation credit is added to the cash balance account on the last day of the plan year (or end of month of termination, if earlier) and is calculated by multiplying eligible compensation by a percentage. This percentage is determined by “points” which are equal to the sum of age and years of service as of the first day of each plan year. For less than 45 points, the credit is 2.5%; for 45-54 points, it is 3%; for 55-64 points, it is 4%; and for 65 or more points, it is 5%. In addition, those participants who were participants as of August 1, 1999 and who were age 50 with at least ten years of service at such time, will receive an additional compensation credit of 2% for each plan year that the participant remains an employee.

  Interest credits are added to the cash balance account on the last day of each plan year based on the average of the constant maturity one-year Treasury Bill rate for the month of June preceding the plan year in which the account is to be credited, not less than the minimum interest crediting rate of 1.68%. In addition, interest credits on one-half of the compensation credit earned during the plan year are also added to the account balance at the end of the plan year. Interest credits continue to be added to the account balance until the benefit is paid.

Vesting	A participant becomes 100% vested in his or her benefits after three years of service or, while in service, the participant attains the normal retirement age (age 65), dies or becomes disabled.

Form and Timing of Benefit Payments

If the participant is married, the normal form of payment is a joint and 50% survivor annuity. If the participant is not married, the normal form is a life annuity. Participants may also elect to receive a lump sum payment. Benefits will be paid upon the participant’s termination of employment.

SUPPLEMENTARY PENSION PLAN

The purpose of the Supplementary Pension Plan is to assure certain executives approved by the compensation committee to participate in a specified level of retirement benefit over and above what would be payable under the Company’s tax-qualified Cash Balance Pension Plan. In fiscal year 2013, the compensation committee approved an alternative defined contribution plan for current and newly-hired senior management level employees who are not members of the Supplementary Pension Plan.

Pensionable Compensation

Eligible compensation is based on a participant’s final average compensation. Final average compensation means one-third of the participant’s aggregate compensation for the three years in which his or her compensation was the highest out of the last five years in which he or she participated in the plan. Compensation for this purpose includes salary and bonus payments.

Normal Retirement Benefit

The plan provides a pension benefit to vested members who have separated from service. The benefit is payable monthly and commences on the first day of the month following the member’s normal retirement date (the last day of the month coinciding with or immediately following attainment of age 65), and is equal to 1/12 of 50% of the member’s final average compensation, reduced by the sum of the total monthly pension benefits payable under all other Company pension programs and the participant’s primary social security benefit.

Vesting

A participant is vested in his or her benefit under the plan if he or she (a) is employed by the Company on either his or her 60th birthday or, if later, the fifth anniversary of his or her participation in the plan, or (b) has been employed by the Company for a period of at least 25 years, or (c) holds the position of Executive Vice President of the Company. A participant also becomes fully vested in his or her account in the event of a termination of employment (other than death) following a change in control (as defined in the plan).

Early and Late Retirement	A participant will receive his or her benefit payments under the plan upon retirement at or after age 60 with no reduction in benefits. If a participant retires after age 65, his or her benefit payments will be calculated using the higher of (a) the amount under the plan’s regular formula, or (b) the amount under the formula using the participant’s final average compensation based upon the year in which the participant turned 65 (and looking back over his or her four years prior to that year) and multiplying the result by the percentage increase, if any, in the consumer price index for the month immediately preceding the commencement of benefit payments over the month in which the participant turned 65.

Form of Benefit Payments

A participant may elect to take the actuarial equivalent of his or her account in any form of payment offered under the Cash Balance Pension Plan (or other retirement plan) other than a single lump sum.

EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN

The Executive Defined Contribution Retirement Plan provides benefits to certain members of senior management approved by the compensation committee and who were not eligible for participation in the Supplementary Pension Plan.

Company Contributions	As of the last day of each plan year, each Participant’s account shall be credited with an amount equal to 10% of eligible compensation. The compensation committee in its sole discretion may alter the percentage contribution.

Compensation	Eligible compensation includes the total of all salary and executive bonus payments paid during the plan year.

Vesting	A participant is vested in his or her account after five years of service, termination due to death or disability, or involuntary termination within 24 months following a change in control (as defined in the plan).

Investment Earnings	The plan credits participants with earnings on their account balances based on participant-directed investments in the range of mutual funds offered under the plan.

Form of Benefit Payments	The amount of the participant’s vested account balance is paid from the plan in a lump sum upon separation from service with the Company.

VERSORGUNGSORDNUNG 2005

The Company maintains the Versorgungsordnung 2005 (the “VO 2005”), a defined contribution plan which covers certain employees based in Germany, including Mr. Platz. The VO 2005 replaced the Versorgungsordnung July 31, 1989 defined benefit arrangement. This plan provides a monthly pension (with an option to choose a lump sum) and benefits in case of early retirement (before age 65), disability and death. At the time the VO 2005 was implemented, the original benefits from the old defined benefit plan were grandfathered and indexed with future salary growth.

Grandfathered Defined Benefits

Pensionable Compensation:	Eligible compensation used for determining benefits under this plan was 13 times monthly base salary that was in effect in November of each plan year.

Benefit Formula:	Benefits under the defined benefit portion of the VO 2005 increase only with salary growth indexation.

Vesting:	Mr. Platz is fully vested in the defined benefits portion of the VO 2005 plan.

Form of Benefit Payments:

Under the plan, retirement benefits are paid to employees in the form of a life annuity or the employee may choose to receive payment in a lump sum. The plan also provides for a surviving spouse or child benefit of 60% and 10%, respectively, of the participant’s pension.

Timing of Benefit Payments:

Payments under the VO 2005 are paid upon early retirement (with a reduction factor equal to 0.5% per month of early retirement with a maximum reduction of 18%), upon reaching the retirement age of 65, or upon disability.

Defined Contribution Benefits

Company Contributions:	Company contributions are based on a formula that takes into account the prior year’s actual contribution, as well as a percentage of the current year’s base salary increase (inclusive of a weighting factor applicable to certain levels of base salary increase and an individual factor multiplier).

Vesting:	Mr. Platz is fully vested in his benefits under the VO 2005.

Investment Earnings:	Investment earnings are based on the underlying insurance contracts.

Form of Benefit Payments:	The VO 2005 provides a monthly benefits payment, with an option to choose a lump sum, and also includes benefits in case of early retirement (before normal retirement age of 65), disability and death.

Potential Payments Upon Termination or Change in Control

All U.S. employees, including the NEOs, are “at will” employees and do not have employment agreements or contracts with the company that provide any guarantee of employment for any specific period of time. The Company does provide the NEOs and a limited number of executives and senior managers post-employment compensation in order to ensure adherence to policies and restrictive covenants. There are no provisions for any gross-up or for any other payment of excise taxes that may be owed by the employee, including the NEOs.

None of the NEOs are eligible for any post-employment payments upon a voluntary termination other than what they would otherwise be entitled to upon retirement, death and disability as defined in the 2012 Stock Plan and in the 2012 EIB Plan. In the event of involuntary termination without cause and upon a Change in Control (as defined in the 2012 Stock Plan), NEOs are provided a severance payment that is equal to a multiplier of their annual salary and target bonus and is conditioned upon a signed separation agreement which includes a release and restrictive covenants including non-competition, non-solicitation, non-disparagement and confidentiality.

Upon termination of employment for any reason other than death, disability or eligible retirement, all unvested RSUs are forfeited. Upon termination for death or disability, all RSUs vest and become payable in full. Upon termination of employment by reason of eligible retirement (defined as reaching age 65), a pro rata portion of unvested RSUs vest and the remaining units are forfeited. In the event of an involuntary termination of employment within 24 months of a Change in Control, all RSUs vest.

Upon termination of employment for any reason other than death, disability or eligible retirement, all unvested stock options will be forfeited and vested options will remain exercisable for 90 days. Upon termination of employment by reason of eligible retirement (defined as reaching age 65) all stock options remain in full force and effect and may be exercised in accordance with their terms until they expire. Upon termination due to death, all unvested stock options become exercisable and all outstanding options remain exercisable for one year to the employee’s estate or heirs. In the event of an involuntary termination of employment within 24 months of a Change in Control, all stock options vest. Under the 2005 Stock Plan, upon termination due to death, all unvested stock options are forfeited and all vested stock options remain exercisable for one year to the employee’s estate or heirs.

PRSU awards will be cancelled upon the employee’s termination of employment for any reason prior to the end of the performance period, with the exception of an involuntary termination without cause or for “good reason” (as defined in the 2012 Stock Plan), in each case, within 24 months following a Change in Control. The employee would then be deemed to have earned and be vested in a number of units equal to the greater of the target number of units specified in the grant agreement or the number of units that would have been earned by applying the specified performance criteria to the Company’s actual performance from the beginning of the performance period to the date of the Change in Control.

Details regarding the possible payments under the employment arrangements for the NEOs upon termination of employment or Change in Control of the Company may be found in the “Potential Payments upon Termination or Change in Control” table below.

Mr. Kingsley

Upon termination by the Company without cause or by Mr. Kingsley for “good reason” (as defined below) prior to a Change in Control (as defined in Mr. Kingsley’s offer letter), Mr. Kingsley will receive two times base salary plus two times target bonus amount, paid ratably over 24 months, and reimbursement for any COBRA premiums paid during his period of COBRA eligibility, subject to the execution of a general release and compliance with restrictive covenants. If such termination occurs within 12 months after a Change in Control, Mr. Kingsley will receive a lump sum payment of three times base salary and three times target bonus amount, as well as reimbursement for any COBRA premiums paid during his period of COBRA eligibility. In addition, Mr. Kingsley’s awards upon hire are subject to accelerated vesting in the event of termination by the Company without cause, death, disability or a Change in Control. All subsequent grants are subject to the terms of the 2012 Stock Plan.

The offer letter defines “good reason” as (a) any material breach by the Company of the terms of the offer letter or any agreement referred to in the offer letter, (b) any material reduction of Mr. Kingsley’s authority, duties or responsibilities, (c) a reduction by the Company of Mr. Kingsley’s base salary or target bonus percentage, (d) a material change in the geographic location of the Company’s principal headquarters, (e) a change in position to something other than Chief Executive Officer, (f) a requirement that Mr. Kingsley report to anyone other than the Board, (g) a failure of the Board to re-nominate Mr. Kingsley as a member of the Board or (g) a failure of a successor company to assume the Company’s obligations under the offer letter.

Mr. Johri

Please see the “Compensation Discussion and Analysis” for a description of Mr. Johri’s offer letter provisions.

Mr. Baratelli

Upon a separation from service due to termination by the Company without cause or by Mr. Baratelli for “good reason” (as defined below), Mr. Baratelli will receive monthly, for 24 months, a payment equal to 1/12 of annual base salary plus 70% of the maximum bonus percentage multiplied by base salary, and Mr. Baratelli’s unvested RSUs, restricted units and stock options will continue to vest and settle or become exercisable, as appropriate, in the usual manner until the second anniversary of such executive’s separation from service, plus two years of age and service for purposes of the Supplementary Pension Plan, and reimbursement of COBRA premiums for 18 months. The employment agreement defines “good reason” as (a) a material diminution in base salary, (b) a material diminution in authority, duties or responsibilities of the executive or of the person to whom the executive is required to report, (c) a material change in geographic location or budget over which the executive retains authority, or (d) any action or inaction that constitutes a material breach by the Company of the contract. Upon a Change in Control (as such term is defined in the applicable plan), unvested RSUs, restricted units and stock options will immediately vest.

Upon separation from service due to death or disability, Mr. Baratelli (or his estate, as applicable) will be entitled to an amount equal to the executive’s base salary and prorated bonus compensation to the end of the month in which death or disability occurs, and for 12 months after the month in which death or disability occurs, monthly payments equal to 1/12 of the sum of 50% of base salary and 50% of maximum bonus percentage multiplied by base salary. Upon separation from service by the Company for cause or by Mr. Baratelli without good reason, Mr. Baratelli would not be entitled to any post-employment compensation.

Ms. Chandy

Upon termination by the Company without cause or by Ms. Chandy for “good reason” (as defined below) prior to a Change in Control (as defined in the 2012 Stock Plan), Ms. Chandy will receive one times base salary plus one times target bonus amount, paid ratably over 12 months, subject to the execution of a general release and compliance with restrictive covenants. If such termination occurs within 12 months after a Change in Control, Ms. Chandy will receive two times base salary plus two times target bonus amount, paid ratably over 24 months, subject to the execution of a general release and compliance with restrictive covenants. The employment offer defines “good reason” as (a) a material diminution of Ms. Chandy’s responsibilities, position and/or title; (b) a material change in geographic location or (c) a material reduction in base salary or target bonus opportunities.

Mr. Platz

Mr. Platz has an employment agreement based upon his employment in Germany and current assignment to Switzerland. With respect to Mr. Platz’s employment agreement, the Company or Mr. Platz may terminate the contract upon seven months’ notice to the other party, consistent with the terms of employment for senior executives in Europe where Mr. Platz currently resides.

The following table sets forth the payments and benefits that would be received by each NEO (other than Ms. McDermott who left the Company March 10, 2013) in the event a termination of employment or a Change in Control of the Company had occurred on July 31, 2013, over and above any payments or benefits he or she otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. Please see “Lisa McDermott Terms of Separation” for a discussion of the payments Ms. McDermott received during fiscal year 2013. The NEOs would receive other payments and benefits as well upon termination of employment to which they were already entitled or vested in on such date, including amounts under the Company’s retirement programs and non-qualified deferred compensation plans in accordance with their terms (see “Pension Benefits for Fiscal Year 2013” and “Non-Qualified Deferred Compensation for Fiscal Year 2013”). None of the NEOs in the table below is currently eligible for retirement under their employment agreements or other plans of the Company.

Benefit (1)	Death	Disability (2)	Change in	Termination
			Control (3)	without Cause or
				by Executive for
				Good Reason (4)
	($)	($)	($)
Lawrence Kingsley
Salary Continuation	0	0	2,907,000	1,932,263
Annual Bonus	0	0	3,633,750	2,415,329
Welfare Benefits (COBRA)	0	0	28,727	28,727
Stock Options	12,041,256	12,041,256	12,041,256	10,356,096
Restricted Stock Units	23,016,814	23,016,814	26,238,885	17,704,148
Total	35,058,070	35,058,070	44,849,618	32,436,563
Akhil Johri
Salary Continuation	0	0	1,096,744	549,221
Annual Bonus	0	0	877,395	439,376
Stock Options	464,767	464,767	464,767	309,846
Restricted Stock Units	2,381,964	2,381,964	3,255,351	1,587,976
Total	2,846,731	2,846,731	5,694,257	2,886,419
Yves Baratelli
Salary Continuation	250,944	250,944	0	1,002,224
Annual Bonus	263,491	263,491	0	736,635
Supplementary Pension Plan	0	3,569,157	0	0
Welfare Benefits (COBRA)	0	0	0	28,965
Stock Options	256,689	404,343	404,343	302,425
Restricted Stock Units	1,197,165	1,197,165	2,312,199	814,252
Total	1,968,289	5,685,100	2,716,542	2,884,501
Ruby Chandy
Salary Continuation	0	0	997,040	499,291
Annual Bonus	0	0	697,928	349,504
Management Stock Purchase Plan (5)	65,203	65,203	65,203	16,301
Stock Options	222,978	222,978	222,978	0
Restricted Stock Units	902,229	902,229	2,010,613	0
Total	1,190,410	1,190,410	3,993,762	865,096
Wolfgang Platz
Salary Continuation	120,644	281,284	281,284	281,284
Severance	0	0	1,120,885	1,120,885
Non-compete contractual	0	419,737	419,737	419,737
Stock Options	190,360	222,447	222,447	0
Restricted Stock Units	962,803	962,803	1,718,721	0
Total	1,273,807	1,886,271	3,763,074	1,821,906

(1)	For purposes of the calculations in the table, payments that would be made over time have been presented as a present value lump sum using certain assumptions (for Mr. Kingsley, two-year salary continuation and 125% bonus at a discount rate of 0.31%; for Mr. Baratelli, two-year salary continuation and 70% of maximum bonus percentage at a discount rate of 0.31%; for Mr. Kingsley and Mr. Baratelli, a discount rate of 4.40% for the Supplementary Pension Plan). In addition, the closing price on July 31, 2013 of $69.96 was used for all equity-based compensation calculations. The amounts shown relating to stock options were calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the excess of $69.96 over the exercise price of such stock option. The amounts shown related to RSU, PRSUs and restricted units were calculated by multiplying the number of shares underlying each RSU whose vesting would be accelerated or that would vest during the notice period, as the case may be, by $69.96.

(2)	Mr. Baratelli’s employment agreement defines “disability” as the executive’s inability, by reason of physical or mental disability, to perform his or her principal duties under his or her employment agreement for an aggregate of 130 working days out of any period of 12 consecutive months. Mr. Kingsley’s employment agreement defines disability as the executive’s inability, by reason of physical or mental disability, to substantially perform his duties and responsibilities for a period of 120 days in any 12 consecutive month period.

(3)	A “Change in Control” is defined in the Plan as the occurrence of any of the following:

  any “Person,” including any group (each within the meaning set forth in the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the “Beneficial Owner”, as such term is defined under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or (iii) any entity of the Company for or pursuant to the terms of any such plan. However, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding. If a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred; or

  the Company shall consummate a merger or consolidation with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

i.	the shareholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

ii.	those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

  the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person other than any of the Affiliated Companies; or

  the number of duly elected and qualified directors of the Company who were neither elected by the Board of Directors nor nominated by the Board or its nominating/governance committee for election by the shareholders shall constitute a majority of directors of the Company as fixed by its by-laws.

However, no Change in Control will be deemed to have occurred, and in general no rights arising upon a Change in Control will exist, to the extent that the Board of Directors so determines prior to the Change in Control.

(4)	The amounts set forth represent the value on July 31, 2013 of future payments and benefits in the event a notice of termination of employment by the Company without cause or other than Mr. Platz, by the executive for “good reason” as defined in the applicable employment agreement.

(5)	These amounts represent the value of all or a portion of unvested employer units and unvested employer dividends under the MSPP. Under voluntary termination, these units would be forfeited. Under involuntary termination or retirement, a pro rata portion of these units would be distributed.

Equity Compensation Plans

The following table sets forth information regarding the Company’s equity compensation plans as of July 31, 2013, the end of the Company’s most recently completed fiscal year:

Plan Category	Number of Securities	Weighted - Average	Number of Securities
	to be Issued	Exercise Price of	Remaining Available for
	Upon Exercise of	Outstanding Options,	Future Issuance under
	Outstanding Options,	Warrants and Rights	Equity Compensation Plans
	Warrants and Rights		(Excluding Securities
Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation
plans approved by	4,451,171 (1)	$49.31	6,536,369 (2)
security holders
Equity compensation
plans not approved by	—	—	—
security holders
Total	4,451,171	$49.31	6,536,369

(1)	Consists of 2,209,084 shares of common stock issuable upon exercise of outstanding options, and 2,242,087 shares issuable upon conversion of outstanding restricted or deferred units under the MSPP, the 2005 Stock Plan and the 2012 Stock Plan. Since the aforementioned outstanding restricted and deferred units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

(2)	Consists of 5,107,000 shares of common stock available for future grants of options and/ or restricted units under the MSPP and the 2012 Stock Plan and 1,429,369 shares remaining available for issuance under the Pall Corporation Employee Stock Purchase Plan, a plan intended to qualify under Section 423 of the Code.

SHAREHOLDER PROPOSALS FOR 2014
ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

To be considered for inclusion pursuant to Rule 14a-8 in the Company’s proxy statement and the proxy card for the 2014 Annual Meeting of Shareholders, shareholder proposals must be received by the Company’s Corporate Secretary no later than July 2, 2014, at the Company headquarters at Pall Corporation, 25 Harbor Park Drive, Port Washington, New York 11050.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

For shareholder nominations to the Board or other proposals to be considered at the 2013 Annual Meeting of Shareholders, but not included in the Company’s proxy statement, shareholders must provide the Company with timely notice of their proposal no earlier than August 13, 2014 and no later than September 12, 2014. The notice must include the information required by Pall’s by-laws with respect to each matter the shareholder proposes to bring before the annual meeting.

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to financial results reported in accordance with GAAP, we have included in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement a measure, pro forma diluted earnings per share, that is a non-GAAP financial measure. We have included this measure in the CD&A in order to aid shareholders in better understanding the Company’s performance and because it is used in the Company’s compensation programs for named executive officers. A reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP follows.

Earnings Per Share Reconciliation

Pro forma earnings measures exclude the items described below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

	2013	2012
Diluted earnings per share from continuing operations as reported	$2.89	$2.39
Discrete items:
Restructuring and other costs (“ROTC”), after pro forma tax effect (1)	$0.28	$0.44
Interest adjustments, after pro forma tax effect (2)	$(0.04)	$(0.02)
Tax adjustments (3)	$(0.09)	$(0.01)
Total discrete items	$0.15	$0.41
Pro forma diluted earnings per share from continuing operations	$3.04	$2.80

(1)	ROTC in the year ended July 31, 2013 of $40,182 ($31,741 after pro forma tax effect of $8,441) primarily includes severance costs related to the Company’s structural cost improvement initiatives, certain employment contract obligations and an adjustment to environmental reserves.

ROTC in the year ended July 31, 2012 of $66,858 ($52,992 after pro forma tax effect of $13,866), respectively, primarily includes severance costs related to the Company’s structural cost improvement initiatives. ROTC in the year ended July 31, 2012 also includes expenses related to certain employment contract obligations, and a gain on the sale of assets.

(2)	Interest expense, net, in the year ended July 31, 2013 includes the reversal of accrued interest of $6,704 ($4,268 after pro forma tax effect of $2,436) related to the resolution of a U.S. tax audit as described in (3) below.

Interest expense, net, in the quarter and year ended July 31, 2012 includes the reversal of accrued interest of $4,435 ($2,859 after pro forma tax effect of $1,576) primarily relating to the settlement of certain issues with the Internal Revenue Service as described in (3) below.

(3)	Provision for income taxes in the year ended July 31, 2013 includes a net benefit of $10,193 related to the resolution of a U.S. tax audit partially offset by the tax cost of repatriation of foreign earnings.

Provision for income taxes in the year ended July 31, 2012 includes the reversal of a net benefit of $1,264 primarily related to the settlement of certain issues with the Internal Revenue Service and the expiration of a foreign statute of limitation, partly offset by the tax cost of repatriation of foreign earnings.

A-1

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 12:01 a.m., Eastern Time, on December 11, 2013.

Vote by Internet Go to www.envisionreports.com/PLL Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Amy E. Alving	☐	☐	☐	05 - Ronald L. Hoffman	☐	☐	☐	09 - Katharine L. Plourde	☐	☐	☐

	02 - Robert B. Coutts	☐	☐	☐	06 - Lawrence D. Kingsley	☐	☐	☐	10 - Edward Travaglianti	☐	☐	☐

	03 - Mark E. Goldstein	☐	☐	☐	07 - Dennis N. Longstreet	☐	☐	☐	11 - Bret W. Wise	☐	☐	☐

	04 - Cheryl W. Grisé	☐	☐	☐	08 - B. Craig Owens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐	3.	Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	AUTHORIZED SIGNATURES — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. DATE AND SIGN BELOW.
NOTE: Please sign below exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

Annual Meeting Admission Ticket
2013 Annual Meeting of
Pall Corporation Shareholders
Wednesday, December 11, 2013
at 1:00 p.m., Eastern time

The Benjamin Hotel
125 East 50th Street
New York, NY 10022
212-715-2500

ADMISSION: To be admitted to the annual meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Pall Corporation common stock, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and a valid government-issued form of photo identification at the registration desk. No cameras, recording equipment, other electronic devices, large bags, briefcases or packages will be permitted in the meeting. To obtain directions to The Benjamin Hotel you may write or call the hotel using the contact information above or visit its web site at
www.thebenjamin.com/New-York-City-Hotel.aspx?name=The-Benjamin&page=Location.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 11, 2013

Copies of the enclosed Proxy Statement for the 2013 Annual Meeting and the 2013 Annual Report, which includes the Form 10-K for the fiscal year ended July 31, 2013, are also available on the Company’s website at www.pall.com/annualreport.

Do you have access to the Internet? If so, consider receiving next year’s Annual Report and proxy materials in electronic rather than printed form. While voting via the Internet, click the box to give your consent and thereby conserve natural resources, as well as significantly reduce printing and mailing costs. If you do not consent to access Pall Corporation’s Annual Report and proxy materials via the Internet, you will continue to receive them in the mail.

Accessing Pall Corporation’s Annual Report and proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies.

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy — Pall Corporation

Annual Meeting of Shareholders - December 11, 2013

The undersigned hereby appoint(s) RONALD L. HOFFMAN, LAWRENCE D. KINGSLEY and ROYA BEHNIA and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the common stock of Pall Corporation (the “Company”) which the undersigned would be entitled to vote if present at, and to act for the undersigned at, the annual meeting of shareholders of the Company to be held on Wednesday, December 11, 2013, at 1:00 p.m., Eastern time, and at any adjournment thereof, on the matters indicated on the reverse side of this proxy.

This proxy is solicited by the Board of Directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014 and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business which may properly come before the meeting, including but not limited to any proposal omitted from the accompanying proxy statement and this proxy card pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.